As filed with the Securities and Exchange Commission on November 18, 1998
                                                      REGISTRATION NO. 333-65097

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                AMENDMENT NO. 1

                                       to

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SUMMIT LIFE CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    OKLAHOMA
         (State or other jurisdiction of incorporation or organization)

           6311                                                 73-1448244
(Primary Standard Industrial                                 (I.R.S. Employer
Classification Code Number)                                  Identification No.)

                               3021 Epperly Dr.
                                P.O. Box 15808
                         Oklahoma City, Oklahoma 73155
                                (405) 677-0781
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                               Charles L. Smith
                     President and Chief Operating Officer
                            Summit Life Corporation
                               3021 Epperly Dr.
                                P.O. Box 15808
                         Oklahoma City, Oklahoma 73155
                                (405) 677-0781
          (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)

                                  COPIES TO:

                           JEANETTE C. TIMMONS, ESQ.
              Day Edwards Federman Propester & Christensen, P.C.
                          210 Park Avenue, Suite 2900
                         Oklahoma City, Oklahoma 73102
                                (405) 239-2121

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             [RED HERRING LANGUAGE]

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED November 18, 1998


                            SUMMIT LIFE CORPORATION
                                1,000,000 SHARES

                                  COMMON STOCK

     Summit Life Corporation (the "Company") is hereby offering a minimum 140,000 shares, and a maximum 1,000,000 shares, of its common stock, $.01 par value per share (the "Common Stock"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock, and there can be no assurance that an active market will develop. The initial public offering price of the shares will be $5.00 per share, and the minimum purchase per subscriber is 100 shares. The public offering price was determined by the Company, and should not be assumed to bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. See "DETERMINATION OF OFFERING PRICE" for a discussion of the factors considered in determining the offering price. Although the Company intends to make application to the Nasdaq Stock Market, Inc. to list the Common Stock on the Nasdaq SmallCap Market (the "Nasdaq") as soon as practicable, there can be no assurance that such application, when and if made, will be approved.

                          ===========================

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF CONCERNING THE COMMON STOCK, BUSINESS AND THIS OFFERING. PROSPECTIVE INVESTORS ALSO SHOULD CONSIDER THE FACT THAT THEIR INVESTMENT WILL RESULT IN IMMEDIATE SUBSTANTIAL DILUTION. SEE "DILUTION."

                           __________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           __________________________

      These securities are speculative and involve a high degree of risk.

=====================================================================================================
                                                      UNDERWRITING DISCOUNTS
                                  PRICE TO INVESTORS     AND COMMISSIONS      PROCEEDS TO COMPANY (1)
-----------------------------------------------------------------------------------------------------
Per share.....................       $     5.00               -0-                 $     5.00
-----------------------------------------------------------------------------------------------------
Total Minimum (2)(3)..........       $  700,000               -0-                 $  700,000
-----------------------------------------------------------------------------------------------------
Total Maximum (2).............       $5,000,000               -0-                 $5,000,000
=====================================================================================================

(1) Before deducting legal, accounting and printing expenses payable by the Company, estimated at $105,000 in the aggregate.
(2) The Offering will be terminated and all subscription funds will be returned promptly to subscribers unless, on or before April 30, 1999, the Company has accepted subscriptions and payment in full for a minimum of 140,000 shares. If the minimum number of shares is sold, the Company thereafter may terminate the Offering at any time and at less than the maximum offering. In no event will the Offering extend beyond October 31, 1999. Until a minimum of 140,000 shares is sold, all subscribers' funds will be placed in a segregated escrow account. After the minimum offering is sold, subscribers' funds will be released from the escrow account and be available for use by the Company. Any subscription proceeds accepted after receipt and acceptance of subscription proceeds for 140,000 shares but before termination of the Offering will not be deposited in escrow but will be available for immediate use by the

     Company.  See "PLAN OF DISTRIBUTION."
(3) Officers, directors and other affiliates of the Company may purchase shares in order to reach the minimum offering. However, there are no agreements or commitments in this regard.

     The shares being offered hereby are subject to prior sale, the approval of certain legal matters by counsel and certain other conditions. The Company reserves the right to withdraw, cancel or modify the Offering without notice and to reject any order, in whole or in part.

                           __________________________

          The date of this Prospectus is                      , 1998.

                             ADDITIONAL INFORMATION


     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Commission a Registration Statement on Form SB-2 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and the schedules thereto filed with the Commission may be inspected, without charge, at the Commission's public reference facilities located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661; and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such materials also may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov/.

     As a result of this Offering, the Company will become subject to the reporting requirements of the Exchange Act, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. The Company will furnish its stockholders with annual reports containing audited consolidated financial statements certified by independent public accountants following the end of each fiscal year, proxy statements and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

     The Company intends to make application, as soon as practicable, for listing of the Common Stock on the Nasdaq, after which time reports, proxy statements and other information concerning the Company will be available for inspection at the principal office of the Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus contains certain forward-looking statements concerning the Company. Also, documents subsequently filed by the Company with the Commission will contain forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by and information currently available to the Company at the time such statements are made. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Company are intended to identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth under "RISK FACTORS," the matters set forth or incorporated in this Prospectus generally and certain economic and business factors, some of which may be beyond the control of the Company. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings with the Commission. In analyzing an investment in the Common Stock offered hereby, prospective investors should carefully consider, along with the other matters referred to herein, the risk factors set forth under "RISK FACTORS." Additionally, the forward-looking statements included in this Prospectus under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" have not been examined or compiled by the independent accountants of the Company nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Given these uncertainties, stockholders are cautioned not to place undue reliance on such forward-looking statements.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial information and share data in this Prospectus reflect a 5-for-2 stock split approved on April 28, 1998 and effected September 25, 1998.


                                   THE COMPANY


         Summit Life Corporation (the "Company") is a specialized financial services holding company which operates in various segments of the insurance and financial services industry. The Company's subsidiaries include Summit Life and Annuity Company ("SLAC"), an Oklahoma corporation which underwrites, markets and distributes various life insurance and annuity products to residents of Oklahoma; Family Benefit Life Insurance Company ("FBLIC"), a Texas corporation which underwrites, markets and distributes various life insurance and annuity products to residents of Texas; and Benefit Capital Life Insurance Company ("BCLIC"), a Louisiana corporation which underwrites, markets and distributes various life insurance products to residents of Louisiana. Although the Company's primary focus is its life insurance operations, it also provides residential mortgage loan processing services to individuals and financing to medical accounts receivable factoring entities.

         The Company's growth to date has been fueled primarily through acquisitions. In September 1994, the Company made its first acquisition, of Edmond National Life Insurance Company (renamed Summit Life and Annuity Company after the acquisition), an Oklahoma-domiciled life insurance company. Since then, the Company has continued to expand in both territory and product line, now offering annuities and life insurance in Texas and Oklahoma and life insurance only in Louisiana. The Company's premiums and deposits have increased from $25,000 in 1994 to over $1 million in 1997, with assets growing from approximately $1,032,000 as of December 31, 1994 to approximately $8,400,000 as of September 30, 1998. See "BUSINESS." According to A.M. Best (Best's Review January 1998), in 1996 industry-wide individual annuity direct premiums and fund deposits, similar to those offered by the Company, totaled over $85 billion, and represented approximately 25% of overall premium dollars. The Company believes that this niche of the insurance industry will continue to grow as a percentage of total premium dollars and that this growth, coupled with the current consolidation of the insurance industry, presents the Company with good opportunities to achieve its operating strategy and make profitable acquisitions.

         The Company's operating strategy is to continue to make acquisitions of small, marginally profitable or unprofitable insurance companies, consolidate and streamline the administrative functions of these small companies, improve their investment yields through active asset management in a centralized investment operation and eliminate their unprofitable products and distribution channels. The Company believes that it is particularly well suited to make such acquisitions and to capitalize on the cost savings which can be realized by consolidating the administrative functions of the acquired companies. The Company plans to use a portion of the proceeds of this Offering to acquire 100% of the common stock of Great Midwest Life Insurance Company, a Texas life insurance company ("Great Midwest"). See "USE OF PROCEEDS."

         The Company markets its products primarily through small independent property and casualty agencies and independent personal producing general agents ("PPGA's"). The companies acquired by the Company generally have in place PPGA's who are capable and qualified to generate the sales desired by the Company, thereby eliminating part of the expense of recruiting and training a new agency force. However, the Company plans to use a portion of the net proceeds of this Offering to add additional distribution channels for SLAC, FBLIC and BCLIC throughout their marketing territories.

         The Company's principal office is located at 3021 Epperly Dr., P.O. Box 15808, Oklahoma City, Oklahoma, 73155, and its telephone number is (405) 677-0781.

                                1998 DEVELOPMENTS

         On January 13, 1998, the Company completed the acquisition of the outstanding capital stock of BCLIC in exchange for the issuance by the Company of 40,000 shares of Common Stock (the "BCLIC Acquisition"). The acquisition was accounted for under the purchase method of accounting. For the year ended December 31, 1997, BCLIC reported total assets of approximately $1.7 million and stockholder's equity of approximately $547,000. BCLIC reported net income for the year ended December 31, 1997 of approximately $29,000. See "UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS."

         On October 15, 1998, the Company executed a Stock Purchase Agreement to acquire 100% of the common stock of Great Midwest. The purchase price for the stock to be acquired will be based on conditions existing at closing, but is estimated to be approximately $936,000, payable approximately $605,000 in cash at the time of closing, with the remaining amount payable in three equal annual installments. Depending on the number of shares sold in this Offering, the Company plans to use between $495,000 and $605,000 of the net proceeds therefrom to fund its acquisition of Great Midwest. See "USE OF PROCEEDS" and "BUSINESS-Acquisitions and Consolidations."-Targeted Future Acquisitions."

                                  THE OFFERING

Common Stock offered by the Company:
     Maximum...................................  1,000,000 shares
     Minimum...................................  140,000 shares

Shares of Common Stock to be outstanding after
the Offering ..................................  3,054,735 shares assuming the maximum offering is sold
                                                 2,194,735 shares assuming the
                                                 minimum offering is sold

Use of Proceeds................................  To (i) fund the acquisition of
                                                 Great Midwest, (ii) repay debt,
                                                 (iii) recruit agents, (iv)
                                                 increase capital and surplus of
                                                 the Company's insurance
                                                 subsidiaries, and (v) for
                                                 working capital and general
                                                 corporate purposes. See "USE OF
                                                 PROCEEDS."

Conditions to Offering.........................  The Offering will be terminated and all subscription funds will
                                                 be returned promptly to
                                                 subscribers unless, on or
                                                 before April 30, 1999, the
                                                 Company has accepted
                                                 subscriptions and payment in
                                                 full for a minimum of 140,000
                                                 shares. If the minimum number
                                                 of shares is sold, the Company
                                                 thereafter may terminate the
                                                 Offering at any time and at
                                                 less than the maximum offering.
                                                 In no event will the Offering
                                                 extend beyond October 31, 1999.
                                                 Until a minimum of 140,000
                                                 shares is sold, all
                                                 subscribers' funds will be
                                                 placed in a segregated escrow
                                                 account. After the minimum
                                                 offering is sold, subscribers'
                                                 funds will be released from the
                                                 escrow account and be available
                                                 for use by the Company. Any
                                                 subscription proceeds accepted
                                                 after receipt and acceptance of
                                                 subscription proceeds for
                                                 140,000 shares but before
                                                 termination of the Offering
                                                 will not be deposited in escrow
                                                 but will be available for
                                                 immediate use by the Company.
                                                 The minimum purchase per
                                                 subscriber is 100 shares. See
                                                 "PLAN OF DISTRIBUTION." All
                                                 subscription agreements
                                                 received by the Company are
                                                 irrevocable.

Secondary Trading..............................  Although the Company intends to make application to the Nasdaq
                                                 Stock Market, Inc. to list the
                                                 Common Stock on the Nasdaq as
                                                 soon as practicable, there can
                                                 be no assurance that such
                                                 application, when and if made,
                                                 will be approved. Consequently,
                                                 there can be no assurance that
                                                 a regular trading market for
                                                 the Common Stock, other than
                                                 the OTC Bulletin Board or the
                                                 "pink sheets," will develop
                                                 after the completion of this
                                                 Offering. See "RISK FACTORS-No
                                                 Assurance of Market for Common
                                                 Stock."


                                  RISK FACTORS

    Investment in the Common Stock offered hereby involves a high degree of risk and immediate substantial dilution. See "RISK FACTORS" and "DILUTION."

         SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION
                  (dollars in thousands, except per share data)

         The following selected financial information is qualified by reference to, and should be read in conjunction with, the Company's financial statements and related notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" contained elsewhere herein. The selected financial information presented below is not necessarily indicative of the future results of operations or financial performance of the Company. See "RISK FACTORS." The selected financial information as of and for the years ended December 31, 1996 and 1997 is derived from the audited financial statements of the Company, and the selected financial information as of and for the nine months ended September 30, 1997 and 1998 has been derived from the unaudited financial statements of the Company. In the opinion of management of the Company, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth herein. The pro forma financial information gives effect to the acquisition of BCLIC described under "UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATION." This historical and pro forma financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and the pro forma financial information included elsewhere in this Prospectus.

                                        YEARS ENDED DECEMBER 31,
                                   --------------------------------
                                                            PRO                NINE MONTHS
                                        HISTORICAL        FORMA (1)         ENDED SEPTEMBER 30,
                                    1996        1997        1997             1997       1998
                                  --------    --------    --------         --------    --------
STATEMENT OF OPERATIONS DATA:
Total revenues..................  $  1,270    $    782    $  1,021         $    610    $    620
Loss before income taxes and
   minority interest............      (374)       (270)       (557)            (171)       (446)
Net loss........................      (297)       (269)       (556)            (180)       (443)
Net loss per share..............      (.18)       (.14)       (.28)            (.10)       (.22)
Shares used in computation (2)..  1,638,235   1,893,367   1,993,367        1,878,507   2,044,955


                                                    AS OF DECEMBER 31, 1997              AS OF SEPTEMBER 30,
                                               ----------------------------------    ----------------------------
                                                 HISTORICAL      PRO FORMA (1)           1997          1998
                                                 ----------      -------------           ----          ----
   BALANCE SHEET DATA:
   Invested assets...........................      $4,039            $4,853             $4,225        $5,802
   Total assets..............................       6,279             8,330              6,214         8,440
   Total policy liabilities..................       4,445             5,402              4,323         5,988
   Stockholders equity.......................         339             1,338                376           939

   (1) The amounts presented "pro forma" are calculated as if the BCLIC acquisition was completed as of January 1, 1997 for the statement of operations data and December 31, 1997 for the balance sheet data.

   (2) All share amounts used in computation of per share data reflect the 5-for-2 stock split effected in September 1998.

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider the following factors in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.

     Ability to Complete and Integrate Acquisitions; Risks Relating to Growth Strategy. A significant portion of the Company's strategy is to pursue and complete acquisitions of companies and in force life insurance business that meet its acquisition criteria. The Company has acquired and seeks to acquire companies and blocks of in force insurance policies to enhance the Company's stockholder value utilizing the Company's operations, management and access to capital. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition opportunities at values deemed advantageous and capital and regulatory constraints. To the extent that cash generated internally is not sufficient to provide the capital required for acquisitions, the Company will require additional debt and/or equity financing in order to provide for such capital. Future debt financing, if available, will result in increased interest and amortization expenses, increased leverage and decreased income available to fund acquisitions and expansion, and may limit the Company's ability to withstand competitive pressures and render the Company more vulnerable to business downturns. Future equity financings may dilute the equity interests of existing stockholders. Growth by acquisition also involves risks that could adversely affect the Company's operating results, including difficulties in integrating the operations and personnel of acquired companies, eliminating duplicative costs and reducing overhead, and the potential loss of key employees and customers of acquired companies or lapse or surrender of acquired insurance policies. In addition, although the Company performs a due diligence investigation of each business that it acquires, there may nevertheless be liabilities of an acquired business that the Company fails or is unable to discover during its due diligence investigation and for which the Company, as a successor owner, may be responsible.

     The BCLIC Acquisition represents the Company's largest acquisition to date and there can be no assurance that the Company will successfully operate BCLIC's business. In addition, there can be no assurance that the Company will be able to obtain the capital necessary to pursue its growth strategy, consummate acquisitions on satisfactory terms or, if any such acquisitions are consummated, successfully integrate such acquired businesses into the Company and remedy any undiscovered liabilities of any acquired companies. See "BUSINESSAcquisitions and Consolidations."

     RELATIONSHIP WITH SMITH AGENCY; CONFLICTS OF INTEREST. Through 1997, the Company was dependent upon James L. "Jim" Smith & Associates, Inc. (the "Smith Agency"), an insurance agency owned by Charles L. Smith and James L. Smith, for originating in excess of 70% of its newly-issued life insurance policies and annuity contracts. In mid-1997, the Company began recruiting agents to increase the sales of its products from non-affiliated insurance agencies, in an effort to reduce its dependence on the Smith Agency. Although the Company believes it has been successful in such effort (through September 30, 1998, sales of life insurance policies and annuity contracts by non-affiliated insurance agencies accounted for approximately 90% of total sales), there can be no assurance that the Company's current level of sales which are originated by non-affiliated insurance agencies will continue.

     In addition, because the Smith Agency is under common control with the Company, situations could arise in which the Smith Agency's interests and the Company's interests could conflict, as in the payment of commissions by the Company. Existing regulatory requirements limit the amount of commissions payable by the Company to the Smith Agency to 75% of the commission rate to which non-affiliated parties are subject. However, there can be no assurance that any other conflicts would be resolved to the benefit of the Company. The Smith Agency was paid $5,800 and $4,000 in sales commissions during the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. See "BUSINESS" and "CERTAIN TRANSACTIONS."

     REGULATION. Insurance companies are subject to comprehensive regulation in the jurisdictions in which they do business by state insurance commissioners. Such regulation relates to, among other things: prior approval of the acquisition of a controlling interest in an insurance company; standards of solvency which must be met and maintained; licensing of insurers and their agents; nature and limitations of investments; deposits of securities for the benefit of policyholders; approval of policy forms; triennial examinations of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; and requirements regarding reserves for unearned premiums, losses and other matters. The Company is subject to this type of regulation in any state in which it is licensed to do business. Such regulation could create costs and restrict operations. The Company is currently subject to regulation in the states of Oklahoma, Texas and Louisiana. Intercorporate transfers of assets and dividend payments from the Company's insurance subsidiaries are subject to prior notice and approval if they are deemed "extraordinary" under these statutes. The Company is required to file detailed annual reports with the state insurance regulatory body of each state in which it is licensed, and the business and accounts of insurance subsidiaries of the Company are subject to examination by such regulatory bodies. See "BUSINESSRegulation and Taxation."

     PERSISTENCY. Persistency is the extent to which policies sold remain in force. Policy lapses over those actuarially anticipated could have an adverse effect on the financial performance of the Company. Policy acquisition costs are deferred and expensed over the premium paying period of a policy. Excess policy lapses, however, cause the immediate expensing or amortizing of deferred policy acquisition costs. Provided the Company maintains lapse and surrender rates within its pricing assumptions for its insurance policies, the Company believes that the present lapse and surrender rate should not have a material adverse effect on the Company's financial results. For the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, the Company's lapse ratio on ordinary business was 1%, 1% and 3.3%, respectively.

     COMPETITION. The life insurance business is highly competitive and consists of a number of companies, many of which have greater financial resources, longer business histories and more diversified lines of insurance products than the Company. The Company may encounter increased competition from existing competitors or new market entrants, some of which may be significantly larger and have greater business resources. In addition, to the extent that existing or future competitors seek to gain or retain market share by reducing prices, the Company might be compelled to lower its prices, thereby adversely affecting operating results. See "BUSINESSCompetition."

     IMPORTANCE OF RATINGS. Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor in establishing the competitive position of insurance companies. Claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of stockholders. The Company realizes the importance to policyholders of ratings and sought in 1996 to begin the arduous task of filing with the rating agencies. However, the Company is still too small to obtain a letter rating, and currently is rated by A. M. Best Company as "FPR 4"
(fair).  See "GLOSSARY OF SELECTED TERMS" under the caption "A.M. Best."

     ECONOMIC STATE OF THE INSURANCE INDUSTRY. In the past decade, there have been instances where the United States insurance industry, as a whole, has suffered substantial losses on investments, which has reduced the financial stability of several insurance companies. Management believes that the principal causes of industry losses have been inappropriate investment in high yield bonds and real estate. The Company has only minimal holdings in high yield bonds and real estate. Management believes that these factors leave the Company with a relatively lower investment loss risk compared to that to which the industry as a whole is exposed.

     INTEREST RATE VOLATILITY; INVESTMENT SPREAD RISKS. Much of the profitability in the insurance industry is affected by fluctuations in interest rates. Of prime importance in achieving profitability is an insurance company's ability to invest premiums at a higher interest rate than the interest rate credited to existing policies. Rapid decreases or increases in interest rates may affect an insurance company's ability to maintain a positive spread between the yield on invested assets and the assumed interest rate credited to policy reserves. Rapid interest rate changes could cause increased lapses of policies in force, although management believes the effect of such rate changes would be minimal.

     Interest rate fluctuations may also have an impact on policyholder behavior. To the extent that the fixed rate annuity policies issued by the Company may subsequently carry lower fixed rates than those generally available in the market place, then there may be a tendency by certain policyholders to surrender their policies. While this surrender would likely be mitigated by surrender charges under annuity contracts, over the longer term such action may reduce the Company's future income. There are significant surrender charges which serve to discourage policyholders from surrendering policies. The Company's ability to pay policyholder benefits with operating and investment cash flows and cash on hand may be impaired by substantial interest rate fluctuations.

     ADEQUACY OF RESERVES. A material inadequacy in future policy benefits reserves could have a material adverse effect upon the business, results of operations, and financial condition of the Company. Any inadequacy in reserves would result in additional expenses when the Company incurs such benefits or when the Company becomes aware of the inadequacy and increases the future policyholder benefits reserve.

     DEPENDENCE ON KEY PERSONNEL. The Company's future performance and development will depend, to a significant extent, upon the efforts and abilities of members of senior management, particularly Charles L. Smith, President, Chief Operating Officer and a director, and James L. Smith, Chairman of the Board and Chief Executive Officer. The loss of services of one or more members of senior management could have a material adverse effect on the Company's business. The Company's future success also will depend on its ability to attract, train and retain skilled personnel in all areas of its business. The Company currently has employment contracts with Charles L. Smith and James L. Smith, and maintains key man insurance of $1 million on each of such individuals. See "MANAGEMENT."

     CONTROL BY EXISTING STOCKHOLDERS. Following completion of the Offering, the Company will continue to be effectively controlled by Messrs. Charles L. and James L. Smith, each of whom are also executive officers and directors of the Company, and who together currently own an aggregate of 1,366,370 shares of Common Stock, which constitute approximately 66.50% of the 2,054,735 shares of Common Stock issued and outstanding immediately prior to this Offering. If all of the 1,000,000 shares of Common Stock offered hereby are sold, the Smiths' ownership interest in the Company (assuming no purchase by them of the shares offered hereby) will constitute approximately 44.73% of the then issued and outstanding shares of Common Stock. Such ownership interest will more than likely enable them to continue to have the power to control the Company, to elect the Board of Directors, and to approve any action requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation and approving or disapproving mergers and sales of all or substantially all of the assets of the Company. Because they will control the election of the Board of Directors of the Company, they will be able to control most, if not all, of the Company's policy decisions. See "PRINCIPAL STOCKHOLDERS."

     PRODUCT ASSUMPTIONS. In reliance upon its actuarial consultants, Rudd and Wisdom, Inc., the Company's life insurance subsidiaries make certain assumptions as to expected mortality, lapse rates, investments results and other factors in developing the pricing and other terms of its products. The assumptions concerning such factors are generally based upon industry experience, and influence marketing success and profitability. Variation of actual experience from that assumed by the Company in developing such policy terms may affect the products' profitability and marketability.

     POTENTIAL FLUCTUATIONS AND OPERATING RESULTS. Due to the relatively low capitalization of the Company's life insurance subsidiaries, their operating results are significantly impacted by the amount of fixed rate annuity policies sold, as well as the level of death and other policyholder benefits in any one reporting period. The annual investment returns and overhead costs will also affect the subsidiaries' operating results.

     Additionally, the Company's revenues and operating results have historically varied significantly from quarter to quarter and are expected to continue to fluctuate in the future. Historically, operating results have been seasonally lower during the first fiscal quarter than during the other quarters of the fiscal year. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     ANTI-TAKEOVER PROVISIONS. The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation) and Amended and Restated Bylaws (the "Bylaws") include provisions that may delay, defer or prevent a takeover attempt that may be in the best interest of the Company's stockholders. These provisions include a classified Board of Directors, pursuant to which directors are divided into three classes with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of the Company's stock, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control of the Company. In addition, the Certificate of

Incorporation provide for the ability of the Board of Directors to issue up to 5,000,000 shares of Preferred Stock without any further stockholder approval, a provision under which only the Board of Directors or holders of at least two-thirds of the outstanding shares may call meetings of stockholders, a requirement that any stockholder action without a meeting be pursuant to unanimous written consent and certain advance notice procedures for nominating candidates for election to the Board of Directors and putting other proposals to a vote of stockholders. Issuance of Preferred Stock also could discourage bids for the Common Stock at a premium as well as create a depressive effect on the market price of the Common Stock. In addition, under certain conditions, Section 1090.3 of the Oklahoma General Corporation Act, as amended (the "OGCA"), would prohibit the Company from engaging in a "business combination" with an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting shares) for a period of three years. The possible impact of these provisions on takeover attempts could adversely affect the price of the Common Stock. See "DESCRIPTION OF CAPITAL STOCK."

     Additionally, the Company is an insurance holding company and, as such, is subject to Oklahoma state law governing insurance holding companies. Under the provisions of Oklahoma insurance law and regulations, any person or entity desiring to acquire more than a specified percentage of the Company's outstanding voting securities will be required to obtain approval of the Oklahoma State Insurance Department. These, as well as certain other factors, may be expected to have the effect of delaying or preventing a change in control of the Company. See "BUSINESSRegulation and Taxation."

     NO ASSURANCE OF MARKET FOR COMMON STOCK. There currently is no public market for the Common Stock being offered, and no assurance can be given that a market will develop. The Company will apply to list the Common Stock on the Nasdaq. If a trading market does develop for the Common Stock, the prices may be highly volatile. In addition, if a market for the Common Stock does develop, and the Common Stock is traded below certain prices, many brokerage firms may not effect transactions in the Common Stock, and sales of the Common Stock will be subject to Commission Rule 15g-9. In the event that the Company is unable to meet the Nasdaq's listing requirements, trading in the Common Stock, if any, could be limited to the OTC Bulletin Board or the "pink sheets" used by members of the National Association of Securities Dealers, Inc. If a market does not develop for the Common Stock, it may be difficult or impossible for purchasers to resell the Common Stock. There can be no assurance that any of the Common Stock can ever be sold at the offered price or at any price.

     SHARES ELIGIBLE FOR FUTURE SALE. Upon consummation of the Offering, and assuming the maximum number of shares offered is sold, the Company will have outstanding an aggregate of 3,054,735 shares of Common Stock. Of such shares, the 1,000,000 shares sold pursuant to the Offering and 1,825,022 previously issued shares will be tradable without restriction by persons other than "affiliates" of the Company. However, of the 1,825,022 previously issued securities, 1,428,411 shares held by officers and directors of the Company (the "Promotional Shares") are subject to a Promotional Shares Lock-In Agreement with the Oklahoma Department of Securities and, pursuant thereto, may not be released for sale until one year from the completion date of the Offering in quarterly increments of 2 1/2% per quarter, with the remainder of such Promotional Shares available for sale on the anniversary of the second year from the completion of the Offering. The remaining 229,713 shares of Common Stock to be outstanding after the Offering are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act. Of such 229,713 shares, 100,000 shares will be available for limited resale pursuant to the volume limitations of Rule 144 beginning in January 1999 and unlimited resale in January 2000.

     Future sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) by the Company's current stockholders after the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. In addition, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of Preferred Stock. The Company also intends to register on Form S-8 under the Securities Act an aggregate of 300,000 shares of Common Stock for future issuance under a proposed stock option plan as soon as practicable following the consummation of the Offering. The future issuance of such shares could result in the dilution of the voting power of the shares of Common Stock purchased in the Offering and could have a dilutive effect on earnings per share. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. The Company currently has no plans to designate or issue any shares of Preferred Stock. See "PRINCIPAL STOCKHOLDERS," DESCRIPTION OF CAPITAL STOCK" and "SHARES ELIGIBLE FOR FUTURE SALE."

     POSSIBLE NEED FOR FUTURE FINANCING. The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the proceeds from the Offering, together with projected cash flow from operations, will be sufficient to meet estimated capital expenditures through 1999. If cash flows do not develop as anticipated, or if the Company's proposed plans or the basis for its assumptions change, the Company may be required to obtain additional sources of capital. There can be no assurance that the Company will be able to obtain such financing on acceptable terms, or at all. Any such additional equity financing may entail substantial dilution of the equity of the then-existing stockholders of the Company.

     Although the Company currently has a $150,000 bank line of credit, it funds most of its activity directly from cash flow from operations and cash flow from financing activities, which includes deposits to policyholders' account balances. The Company has not entered into any additional arrangements to obtain alternate financing, and there can be no assurance of the availability of any financing on acceptable terms. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Liquidity and Capital
Resources."

     ARBITRARY DETERMINATION OF OFFERING PRICE. The public offering price for the Common Stock offered hereby was determined by the Company, and should not be assumed to bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. Recent history relating to the market prices of newly public companies indicates that the market price of the Common Stock following this Offering may be highly volatile.

     PAYMENT OF DIVIDENDS. The Company has never paid cash dividends on the Common Stock, and does not anticipate that it will pay cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its earnings, financial condition and such other factors as the Board of Directors of the Company may consider relevant. The Company currently plans to retain any earnings to provide for the development and growth of the Company. See "DIVIDEND POLICY."

     IMMEDIATE SUBSTANTIAL DILUTION. The Company's current stockholders acquired their shares of Common Stock at a cost substantially below the price at which such shares are being offered in this Offering. In addition, the initial public offering price of the shares of Common Stock in this Offering will be substantially higher than the current book value per share of Common Stock. Consequently, investors purchasing shares of Common Stock in this Offering will incur an immediate and substantial dilution of their investment based upon the resulting book value of Common Stock after completion of this Offering. See "DILUTION."

                                USE OF PROCEEDS

     Assuming all of the Common Stock offered is sold, the Company intends to use the net proceeds of the Offering approximately as follows, in the following order of priority: (i) approximately $605,000 (12.36%) will be used fund the acquisition of Great Midwest; (ii) approximately $1,100,000 (22.47%) will be used to repay substantially all outstanding debt of the Company; (iii) approximately $150,000 (3.06%) will be used to recruit additional agents; (iv) approximately $2,500,000 (51.07%) will be contributed to the Company's insurance subsidiaries to increase their statutory capital and surplus; and (v) approximately $540,000 (11.03%) will be used for working capital and general corporate purposes, including possible acquisitions of insurance companies and in force insurance policies consistent with the Company's business strategies, as well as for general overhead and operating expenses. If only the minimum $700,000 is sold, the net proceeds of the Offering will be used in the following order of priority: (i) approximately $495,000 (83.19%) will be used to fund the acquisition of Great Midwest; and (ii) approximately $100,000 (16.81%) will be used to repay indebtedness.

     The following table summarizes the Company's intended uses of the net proceeds of this Offering:


                                             MINIMUM OFFERING    OFFERING MID-POINT     MAXIMUM OFFERING
                                            ------------------  --------------------  --------------------
         USE OF NET PROCEEDS (1)             AMOUNT   PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT
------------------------------------------  --------  --------  ----------  --------  ----------  --------
Fund the acquisition of Great Midwest (2)   $495,000    83.19%  $  605,000    22.04%  $  605,000    12.36%
Repayment of indebtedness                    100,000    16.81%   1,100,000    40.07%   1,100,000    22.47%
Recruitment of agents                             --       --      150,000     5.47%     150,000     3.06%
Increase statutory capital and surplus (3)        --       --      750,000    27.32%   2,500,000    51.08%
Working capital and general corporate
 purposes (4)                                     --       --      140,000     5.10%     540,000    11.03%
                                            --------   ------   ----------   ------   ----------   ------
                     Total                  $595,000   100.00%  $2,745,000   100.00%  $4,895,000   100.00%
                                            ========   ======   ==========   ======   ==========   ======

---------------------------

(1) After deducting legal, accounting and printing expenses payable by the Company, estimated at $105,000 in the aggregate.
(2) If only the minimum offering is sold, only $495,000 of the net proceeds of the Offering will be used to fund the $605,000 cash portion of the purchase price. The balance will be funded from cash from operations.
(3) Most states have adopted risk-based capital ("RBC") rules to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks. Statutory surplus and statutory operating results are determined according to statutes adopted by each state in which the subsidiaries do business. Statutory surplus bears no direct relationship to equity as determined under generally accepted accounting principles.
     The RBC formula is designed as an early warning tool to help state regulators identify possible weakly capitalized companies for the purpose of initiating regulatory action. Increases to statutory capital and surplus in excess of the ratios required by state insurance regulators would permit the Company to increase its sales, while ensuring that fluctuations in premiums received and benefits paid do not have an adverse effect on the Company based on such regulatory guidelines.
(4) Includes possible acquisitions of insurance companies and in force insurance policies consistent with the Company's business strategies, as well as payment of general overhead and operating expenses.

     The Company intends to utilize a portion of the net proceeds of the Offering to repay indebtedness. At September 30, 1998, the indebtedness owed by the Company consisted of the following :


          DESCRIPTION OF INDEBTEDNESS               PRINCIPAL BALANCE
          ---------------------------               -----------------

    Uncollateralized note payable to individual,
    interest payable annually at 8%; due April 18, 2000 (1)     $   75,000

    Purchase money note payable to bank, payable
    in monthly installments of $600 through
    March 1999, including interest at 10.5%;
    collateralized by vehicle                                       30,759

    Uncollateralized note payable to stockholder,
    interest payable annually at 7.75%; due
    September 15, 1999 (2)                                          30,000

    Note payable to individual, interest payable
    semiannually at 8%; due July 1, 1999;
    collateralized by U.S. TREASURY SECURITIES (2)                  30,000

    Uncollateralized note payable to Charles L.
    Smith, interest payable semiannually at 8%;
    due March 17, 1999 (1)                                          50,000

    Uncollateralized note payable to stockholder,
    interest payable annually at 6.75%;
    due February 1, 1999 (1)                                        50,000

    10% notes payable to individuals, the majority
    of which are stockholders, interest payable
    either semiannually or allowed to compound,
    maturing primarily in 1999; collateralized by
    a portfolio of medical accounts receivable (3)                 909,743

    Borrowings under bank line of credit (2)                        88,727
                                                                ----------

      Total indebtedness                                        $1,264,229
                                                                ==========

---------------------------

(1) The debt was incurred to fund capital and surplus requirements in connection with the Company's acquisition of BCLIC in January 1998.
(2)  The debt was incurred to fund general overhead and operating expenses.
(3) The debt was incurred to fund the Company's loans to medical accounts receivable factoring entities.

     The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the proceeds from the Offering, together with projected cash flow from operations, will be sufficient to meet estimated capital expenditures through 1999. If cash flows do not develop as anticipated, or if the Company's proposed plans or the basis for its assumptions change, the Company may be required to obtain additional sources of capital.

     Depending on the actual number of shares sold in this Offering, the Company plans to use a substantial amount of the proceeds therefrom to make contributions of capital and surplus to its insurance subsidiaries, which will enable the Company to increase its sales of insurance products. Most states have adopted risk-based capital ("RBC") rules to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks. Statutory surplus and statutory operating results are determined according to statutes adopted by each state in which the subsidiaries do business. Statutory surplus bears no direct relationship to equity as determined under generally accepted accounting principles. The RBC formula is designed as an early warning tool to help state regulators identify possible weakly capitalized companies for the purpose of initiating regulatory action. Increases to statutory capital and surplus in excess of the ratios required by state insurance regulators would permit the Company to increase its sales, while ensuring that fluctuations in premiums received and benefits paid do not have an adverse effect on the Company based on such regulatory guidelines.

     Actual allocation of net proceeds, however, will depend on the Company's success in recruiting additional agents to sell such products. If results do not meet the Company's requirements, it may reallocate the proceeds among the other contemplated uses of proceeds. Moreover, although the Company plans to use a portion of the net proceeds of this Offering to fund the acquisition of Great Midwest, there can be no assurance that such acquisition will be effected. If the acquisition does not close, or if the Company has funds remaining after it has expended offering proceeds in accordance with the uses of proceeds described herein, the Company may use a portion of the remaining net proceeds to acquire the assets of other insurance companies. Any decision to make an acquisition will be dependent on consideration of a variety of factors, including business prospects, purchase price and financial terms of the transaction. With the exception of the acquisition of Great Midwest, the Company has no agreements, understandings or arrangements with respect to any other acquisition at this time. See "BUSINESS."

     Pending application by the Company of the net proceeds of this Offering, the Company may invest the net proceeds in interest-bearing accounts at insured institutions, U.S. Government and agency obligations, certificates of deposit or other investment grade short-term, interest-bearing securities.

                        DETERMINATION OF OFFERING PRICE

     The public offering price for the Common Stock offered hereby was determined by the Company, and should not be assumed to bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. Recent history relating to the market prices of newly public companies indicates that the market price of the Common Stock following this Offering may be highly volatile.

                                DIVIDEND POLICY

     The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. The Company's Board of Directors plans to retain earnings for the development and expansion of the Company's business.
The Board of Directors also plans to regularly review the Company's dividend policy. The Company's ability to pay dividends will be dependent, in large measure, on its ability to receive dividends and management fees from its life insurance subsidiaries. The ability of these corporations to pay dividends and management fees, in turn, is limited pursuant to the insurance laws of the states in which the Company's insurance subsidiaries are domiciled. Generally, such laws provide that dividends may be paid only from the earned surplus arising from the insurance company's business and must receive the prior approval of the Insurance Commissioner to pay a dividend if such dividend would exceed certain statutory limitations. Current statutory limitations in each of the states in which SLAC and FBLIC respectively operate are the greater of (i) 10% of the subsidiary's statutory capital and surplus as of the preceding year end or (ii) the gain from operations for the previous calendar year. Current statutory limitations in the state in which BCLIC operates are the lessor of (i) 10% of BCLIC's statutory capital and surplus as of the preceding year or (ii) the gain from operations for the previous calendar year.

     Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors, including future earnings, capital requirements, financial condition and such other factors as the Board of Directors may deem relevant.

                                    DILUTION

     As of September 30, 1998, the Company reported a net tangible stockholders' equity of $822,783, or $.40 per share of Common Stock. The net tangible stockholders' equity of the Company is the aggregate amount of its tangible assets less its total liabilities. The net tangible stockholders' equity per share represents the net tangible stockholders' equity divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the minimum and maximum number of shares of Common Stock offered hereby, at an assumed offering price of $5.00 per share, and the application of the estimated net proceeds therefrom, the pro forma net tangible stockholders' equity per share would increase from $.40 to $.65 and $1.87, respectively. This represents an immediate increase in net tangible stockholders' equity of $.25 and $1.47 per share, respectively, to current stockholders and an immediate dilution of $4.35 and $3.13 per share, respectively, to new investors, as illustrated in the following table:

                                                                          Minimum      Maximum
                                                                         Offering     Offering
                                                                        -----------  -----------

Initial public offering per share.....................................     $5.00        $5.00

Pro forma net tangible book value per share after this Offering.......       .65         1.87
                                                                           -----        -----

Dilution per share to new investors...................................     $4.35        $3.13
                                                                           =====        =====

  The following table summarizes, as of September 30, 1998, the number of shares of Common Stock issued by the Company, the total consideration received by the Company and the average consideration attributable to shares held by existing stockholders and new investors purchasing shares in this Offering:

                               SHARES PURCHASED                 TOTAL CONSIDERATION           AVERAGE
                          ----------------------------     -----------------------------   CONSIDERATION
                              NUMBER        PERCENT            AMOUNT         PERCENT        PER SHARE
                          -------------  -------------     -------------   -------------   -------------

Current stockholders..       2,054,735       67.3%          $2,100,234         29.6%            $1.02

New investors.........       1,000,000       32.7%           5,000,000         70.4%            $5.00
                             ---------      ------           ----------       ------

      Total...........       3,054,735      100.0%          $7,100,234        100.0%
                             =========      =====           ==========        =====

                                 CAPITALIZATION

     The following table sets forth (i) the historical capitalization of the Company as of September 30, 1998; and (ii) the pro forma capitalization of the Company as adjusted to give effect to the sale of a minimum of 140,000 shares, and a maximum of 1,000,000 shares, of Common Stock at an assumed public offering price of $5.00 per share and the application of the estimated net proceeds as described under "Use of Proceeds." This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes appearing elsewhere in this Prospectus.

                                                                                            SEPTEMBER 30, 1998
                                                                          ------------------------------------------------------
                                                                                             As Adjusted          As Adjusted
                                                                            Actual         MINIMUM OFFERING     MINIMUM OFFERING
                                                                            ------         ----------------     ----------------
Liabilities:
 Policy reserves and policyholder funds..........................         $ 5,988,191         $ 5,988,191          $ 5,988,191
 Accounts payable and other liabilities..........................             248,706             248,706              248,706
 Notes Payable...................................................           1,264,229           1,164,229              164,229
                                                                          -----------         -----------          -----------
          Total liabilities......................................           7,501,126           7,401,126            6,401,126

Stockholders' Equity:
 Common Stock, $.01 par value:
   5,000,000 shares authorized, 2,054,735 issued and
    outstanding, 2,194,735 as adjusted for the minimum aggregate
    Offering, 3,054,735 as adjusted for the maximum aggregate
    Offering.....................................................              20,547              21,947               30,547
 Additional paid-in capital......................................           2,079,687           2,673,287            6,964,687
 Common stock subscribed.........................................              39,130              39,130               39,130
 Accumulated other comprehensive income..........................              54,345              54,345               54,345
 Accumulated deficit.............................................          (1,215,498)         (1,215,498)          (1,215,498)
           Less stock subscriptions receivable...................             (39,130)            (39,130)             (39,130)
                                                                          -----------         -----------          -----------

                                                                                            SEPTEMBER 30, 1998
                                                                          ------------------------------------------------------
                                                                                             As Adjusted          As Adjusted
                                                                            Actual         MINIMUM OFFERING     MINIMUM OFFERING
                                                                            ------         ----------------     ----------------
          Total stockholders' equity.............................             939,081           1,534,081            5,834,081
                                                                          -----------         -----------          -----------
           Total capitalization..................................         $ 8,440,207         $ 8,935,207          $12,235,207
                                                                          ===========         ===========          ===========

                         SELECTED FINANCIAL INFORMATION
                 (dollars in thousands, except per share data)

     The following selected financial information is qualified by reference to, and should be read in conjunction with, the Company's financial statements and related notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" contained elsewhere herein. The selected financial information presented below is not necessarily indicative of the future results of operations or financial performance of the Company. See "RISK FACTORS." The selected financial information as of and for the years ended December 31, 1996 and 1997 is derived from the audited financial statements of the Company, and the selected financial information presented as of and for the nine months ended September 30, 1997 and 1998 is derived from the unaudited financial statements of the Company. In the opinion of management of the Company, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth herein. The pro forma financial information gives effect to the acquisition of BCLIC described under "UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OEPRATIONS." This historical and pro forma financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and the pro forma financial information included elsewhere in this Prospectus.

                                                 YEARS ENDED DECEMBER 31,                Nine Months
                                     ----------------------------------------      -------------------------
                                             HISTORICAL           PRO Forma (1)       ENDED SEPTEMBER 30,
                                             ----------           -------------       -------------------
                                        1996          1997            1997            1997          1998
                                        ----          ----            ----            ----          ----
STATEMENT OF OPERATIONS DATA:
    Total revenues..............     $    1,270    $      782      $    1,021      $      610     $      620
    Loss before income taxes and
       minority interest........           (374)         (270)           (557)           (171)          (446)
    Net loss....................           (297)         (269)           (556)           (180)          (443)
    Net loss per share..........           (.18)         (.14)           (.28)           (.10)          (.22)
    Shares used in computation
     (2)........................      1,638,235     1,893,367       1,993,367       1,878,507      2,044,955

                                                        AS OF DECEMBER 31, 1997               AS OF SEPTEMBER 30,
                                                    --------------------------------         ---------------------
                                                      Historical      PRO FORMA (1)           1997           1998
                                                      ----------      -------------           ----           ----
Balance Sheet Data:
 Invested assets.................................       $4,039            $4,853              $4,225        $5,802
 Total assets....................................        6,279             8,330               6,214         8,440
 Total policy liabilities........................        4,445             5,402               4,323         5,988
 Stockholders' equity............................          339             1,338                 376           939

-------------------------

(1) The amounts presented "pro forma" are calculated as if the BCLIC acquisition was completed as of January 1, 1997 for the statement of operations data and December 31, 1997 for the balance sheet data.

(2) All share amounts used in computation of per share data reflect the 5-for-2 stock split effected in September 1998.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The following unaudited pro forma consolidated statement of operations gives effect to the acquisition of BCLIC as if the acquisition had occurred as of January 1, 1997. This statement is based on available information and on assumptions management believes are reasonable and that reflect the effects of the transaction described above. Such statement is provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had this transaction been consummated on the date assumed and does not in any way represent a projection or forecast of the Company's consolidated results of operations for any future date or period. The unaudited pro forma consolidated statement of operations should be read in conjunction with the notes thereto, the audited Consolidated Financial Statements of the Company, together with the related notes and report thereon, the unaudited consolidated statements of the Company included elsewhere in this Prospectus and with the information set forth under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" and "BUSINESS."

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                             HISTORICAL
                                                      --------------------------
                                                      SUMMIT LIFE
                                                      CORPORATION
                                                          AND                       PRO FORMA
                                                      SUBSIDIARIES     BCLIC       ADJUSTMENTS      PRO FORMA
                                                      ------------ --------------  -----------     -----------
Revenues
 Insurance premiums and other considerations          $    8,108   $     164,503   $         -     $  172,611
 Investment income                                       490,184          72,713             -        562,897
 Net realized gains on sale of investments                14,275           1,368             -         15,643
 Mortgage loan closing and funding income and
  related fees                                           237,610               -             -        237,610
 Other                                                    31,819               -             -         31,819
                                                      ----------   -------------   -----------     ----------
                                                         781,996         238,584             -      1,020,580

Benefits, losses, and expenses
 Policy benefits                                               -         168,739             -        168,739
 Increase (decrease) in policy reserves                  263,318        (358,259)(6)    95,000(1)          59
 Interest expense                                        131,052               -             -        131,052
 Mortgage loan closing, and related expenses              60,357               -             -         60,357
 Taxes, licenses, and fees                                18,572               -             -         18,572
 Depreciation and amortization                            69,151               -             -         69,151
 Amortization of deferred policy acquisition costs
  and value of purchased insurance business                    -          93,599(6)    220,000(1)     313,599
 General, administrative, and other operating            509,871         305,794             -(2)     815,665
                                                      ----------   -------------   -----------     ----------
                                                       1,052,321         209,873       315,000      1,577,194
                                                      ----------   -------------   -----------     ----------

   Earnings (loss) before income taxes                  (270,325)         28,711      (315,000)      (556,614)

Income tax provision                                         968               -             -(3)         968
                                                      ----------   -------------   -----------     ----------

   NET EARNINGS (LOSS)                                $ (269,357)  $      28,711   $  (315,000)    $ (555,646)
                                                      ==========   =============   ===========     ==========

Basic and fully diluted loss per common share         $     (.14)                                  $     (.28)
                                                      ==========                                   ==========

Weighted average common shares outstanding (5)         1,893,367                       100,000(4)   1,993,367
                                                      ==========                   ===========     ==========

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


(1) Reflects reduction in BCLIC's policy reserve decrease and amortization of value of purchased insurance business assuming purchase accounting assumptions were applied to policies in force at January 1, 1997. Under purchase accounting, policy reserves and value of purchased insurance business are computed using assumptions as to investment yields, mortality, morbidity, and withdrawals at the acquisition date. For purposes of the pro forma, management established the purchase accounting assumptions they believe to be reasonable for periods subsequent to acquisition, and applied these assumptions to the in-force policies as of January 1, 1997. For pro forma purposes, the numerous surrenders in 1997, as discussed in footnote 6 below, resulted in a decrease in policy reserves of approximately $263,000 and amortization of value of purchased insurance business of approximately $315,000. Management believes the assumptions established at acquisition are reasonable for subsequent periods and that the pro forma results for 1997 should not be considered indicative of future operating results.

(2) No pro forma adjustments have been made to give effect to actions taken by management after the acquisition of BCLIC; however, certain employee and consulting arrangement terminations are expected to reduce general, administrative, and other operating expenses by approximately $69,000, annually.

(3) Due to losses and net operating loss carryforwards, no income tax benefits have been included.
(4) To reflect the issuance of 40,000 shares of Class A Common Stock (100,000 shares, as adjusted for the 5-for-2 stock split, discussed below) in exchange for 100% of the outstanding common stock of BCLIC.
(5)  Adjusted for a 5-for-2 stock split effected in September 1998.

(6) During 1997, BCLIC had a decrease in policy reserves of $358,259 and amortization of deferred policy acquisition costs of $93,599. The significant factors giving rise to these items are as follows:

     . A significant number of policies existing at December 31, 1996 contained options, which allowed the policyholder to either surrender the policies or convert the policies to non-premium paying reduced paid-up or extended term during 1997. During 1997, BCLIC did not actively market policy conversion and numerous policies were surrendered. As a result, total policy counts went from 709 at December 31, 1996 to 576 at December 31, 1997.

        While such options still exist for certain in-force policies, the effect on any future annual period is not expected to be as significant as 1997. Additionally, BCLIC is now actively marketing policy conversion and policy surrenders have been reduced to less than 25 policies for the nine months ended September 30, 1998.

     . The actuarial methodology used for determining reserves and deferred policy acquisition costs in the historical financial statements of BCLIC follow SFAS 60 which requires use of assumptions applicable at the time the insurance contracts were issued. Such assumptions did not anticipate the numerous surrenders that occurred in 1997 and, in accordance with SFAS 60, the variations from the original assumptions were recognized when realized, i.e., in 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion and analysis reviews the Company's operations for the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998. Certain statements contained in this discussion are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions which may ultimately prove to be inaccurate and actual events and results may materially differ from anticipated results described in such statements. The Company's ability to achieve such results is subject to certain risks and uncertainties discussed in "RISK FACTORS" section herein. The following discussion and analysis should be read in conjunction with the discussion about such risk factors and the financial statements of the Company and the notes related thereto included elsewhere in this Prospectus.

     Although the Company's primary focus is its life insurance operations, it also provides residential mortgage loan processing services to individuals and financing to medical accounts receivable factoring entities. Each of these operations is reported as a separate business segment in the Company's financial statements included elsewhere in this Prospectus.

OPERATING DATA

     The following table sets forth selected information regarding operating results for the periods indicated.

                                                      YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                                              -------------------------------------     -------------------------------------
                                                     1996                 1997                 1997                 1998
                                              ----------------     ----------------     ----------------     ----------------
                                                                               (in thousands)
STATEMENT OF OPERATIONS DATA:
   Revenues                                             $1,269               $  782                $ 610               $  620
   Benefits, losses and expenses                         1,643                1,052                  781                1,067
         Net loss                                         (297)                (269)                (180)                (443)

                                                                        AS OF SEPTEMBER 30, 1998
                                                       -----------------------------------------------------------
                                                                                  AS ADJUSTED (1)
                                                                       -------------------------------------------
                                                       ACTUAL             MINIMUM OFFERING        MAXIMUM OFFERING
                                                       ------             ----------------        ----------------
                                                                              (in thousands)
BALANCE SHEET DATA:
    Cash and cash equivalents                          $1,349                       $1,844                 $ 5,144
       Total assets                                     8,440                        8,935                  12,235
       Total liabilities                                7,501                        7,401                   6,401
       Stockholders' equity                               939                        1,534                   5,834

-------------------------

(1) Gives effect to the sale of the minimum and maximum number of shares of Common Stock offered hereby, and the application of the estimated proceeds therefrom. See "USE OF PROCEEDS" and "CAPITALIZATION."

RESULTS OF OPERATIONS

     Recent Developments

     In the fourth quarter of 1997, the Company signed a definitive agreement to acquire BCLIC from its parent company, Benefit Capital Investment Company. As a result of the acquisition, which was consummated in January 1998, the Company now markets its insurance products in the State of Louisiana.

     In the fourth quarter of 1997, the Company merged Equity Mortgage Services, Inc. ("Equity Mortgage") with and into the Company. Prior to the merger, Equity Mortgage was a wholly owned subsidiary of the Company which engaged in mortgage brokerage activities. Subsequent to the merger, the Company sold Equity Mortgage's building and related real estate, resulting in a deferred gain of approximately $80,000, and downsized the personnel associated with the Company's mortgage brokerage activities. The merger, downsizing and building sale are expected to result in annual savings of over $60,000 in expenses.

     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Assets/Liabilities/Stockholders' Equity. Total assets increased 18% for the period ended December 31, 1997 over the comparable period 1996. Total assets were $6,278,701 at December 31, 1997 compared to $5,336,026 at December 31, 1996. The increases were due to a continuing growth in the sales of the Company's annuity and life products.

     Total liabilities (primarily insurance reserves for future benefits) increased 21% for the period ended December 31, 1997 over the comparable period ending December 31, 1996. Total liabilities for the periods were $5,939,266 and $4,894,033 respectively. A significant part of these increases represented annuity reserves.

     Total stockholders' equity decreased 23% for the period ended December 31, 1997 over the same period ended 1996, from $441,993 at December 31, 1996 to $339,435 at December 31, 1997, respectively. The decrease was partially due to increases in reserves and the Company's losses from downsized operations.

     Average rate of return on investments, including cash and cash equivalents, was approximately 10.4% for 1997 and 11.2% for 1996, while the average rate credited to policyholder accounts was approximately 6.7% and 4.7%, respectively.

     At December 31, 1997, the Company's net deferred tax assets totaled $71,943 and related primarily to net operating loss carryforwards. Realization of net operating carryforwards is dependent on generating sufficient future taxable income. Management believes that the merger and downsizing of its mortgage brokerage operation as well as the asset growth of subsidiary insurance companies and the 1998 sale of Equity Mortgage's real estate at a taxable gain of approximately $80,000 will generate future taxable income. Additionally, the Company believes its operating strategy to continue to make acquisitions of small insurance companies, consolidate and streamline the administrative functions of these small companies, improve their investment yields through active asset management in a centralized investment operation and eliminate their unprofitable products and distribution channels will generate future taxable income. Although realization of net deferred tax assets is not assured, the Company believes these sources will generate sufficient future taxable income during the available carryforward period and believes it is more likely than not that the recorded net deferred tax assets will be realized.

     Revenue. Revenues attributable to the mortgage segment of operations decreased 65% for the period ended December 31, 1997 compared to the same period ended December 31, 1996 primarily due to the Company downsizing its unprofitable mortgage brokerage operations. The mortgage operation generated approximately $681,523 in revenues during 1996 but generated only $237,610 in 1997 due to the restructuring of the Company's mortgage operations and the general fluctuations in the mortgage industry overall.

     Revenues attributable to the life insurance segment decreased 94% from $124,901 to $8,108 for the period ended December 31, 1997, compared to the same period ended December 31, 1996. The decrease was due mainly to the change in the types of insurance products sold by the Company, that is, premiums received on deferred annuities and annuities without life contingencies (i.e., investment contracts) are recorded as deposits into the policyholder's account balance, rather than as revenues. Revenues relating to these contracts consist primarily of withdrawal and administrative charges. Premiums for certain annuities with life contingencies, including selection of annuity settlement options with life contingencies, are recognized as revenues when due. During 1997, the majority of the insurance products sold by the Company consisted of deferred annuities; the increase in premiums and deposits to policyholder account balances from $958,121 to $1,178,983 for the comparable period reflects the increase in the Company's sales of deferred annuity products. The Company expects increased sales of existing products through newly recruited agents.

     Investment income from loans to medical receivable factoring entities decreased 27%, from $270,836 to $198,918, for the period ended December 31, 1997 compared to the same period ended December 31, 1996, primarily due to a reduction of such loans from $1,071,294 at December 31, 1996 to $909,743 at December 31,

1997. In conjunction therewith, interest expense on notes payable which are collateralized by these loans decreased 38%, from $154,342 to $95,067, for the same period primarily due to a reduction of these notes payable from $1,071,294 at December 31, 1996 to $909,743 at December 31, 1997.

       Costs and Expenses. Total expenses decreased 36% from $1,643,677 to $1,052,321 for the periods ended December 31, 1996 and 1997, respectively.
These reductions were a result of the Company's continued efforts to lower costs of operations, and was accomplished primarily as a result of the downsizing of the Company's mortgage operations, which reduced the related expenses by 69% ($250,000 in 1997 versus $800,000 in 1996). The Company anticipates higher expenses in the first half of 1998 due to its acquisition of BCLIC, although Management believes it can subsequently realize substantial cost savings over prior BCLIC management through consolidation of back-office operations and elimination of redundant administrative personnel.

       Losses. The Company reported a decrease in loss before income tax of 28%, reporting a loss before income tax of $270,325 for the year ended December 31, 1997, compared to a loss before income tax of $373,957 for the year ended December 31, 1996. The net loss of $269,357 for the 1997 fiscal year reflected a 9% decrease from the net loss of $297,078 reported for the 1996 fiscal year. The decrease in net loss was due in part to the Company's continued growth in investment income and reduction of overhead costs.

       The Company's loss per share decreased to $0.14 per share for the period ended December 31, 1997, compared to a loss of $0.18 per share for the year ended December 31, 1996. The weighted average shares outstanding for each period, taking into the account the 5-for-2 stock split effected in September 1998, were 1,893,367 for 1997 and 1,638,235 for 1996.

       Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

       Assets/Liabilities/Stockholders' Equity. Total assets were $6,213,655 at September 30, 1997 compared to $8,440,207 at September 30, 1998, reflecting an increase of 35%. The increase was due primarily to continuing growth in the sales of the Company's products and the acquisition of BCLIC.

       Total liabilities (primarily insurance reserves for future benefits) were $5,838,142 at September 30, 1997 and $7,501,126 at September 30, 1998,
reflecting an increase of 28%.

       Total stockholders' equity at September 30, 1998 was $939,081, compared to $375,513 at September 30, 1997, reflecting an increase of approximately 150%. The increase was attributable primarily to the Company's acquisition of BCLIC in January 1998.

     Revenue. Revenues increased 2% to $620,429 for the nine months ended September 30, 1998 compared to $609,575 for the nine months ended September 30, 1997, due primarily to the Company downsizing its unprofitable mortgage brokerage operations to better control costs. For the nine months ended September 30, 1998, revenues from the Company's mortgage brokerage operations and financing operations to medical receivables factoring entities totaled approximately 15% and 25%, respectively of total revenues. Although revenues from the Company's mortgage brokerage operations decreased to $92,660 for the nine months ended September 30, 1998 compared to $205,745 for the previous comparable period (approximately 55%), such operations, due to the restructuring, returned to profitability for the nine months ended September 30, 1998.

     Investment income from loans to medical receivable factoring entities decreased 2%, from $156,145 to $153,747, for the nine months ended September 30, 1998 compared to the same period ended September 30, 1997. In conjunction therewith, interest expense on notes payable which are collateralized by these loans decreased 2%, from $78,073 to $76,873, for the same period.

       Costs and Expenses. Total expenses increased 37% to $1,066,565 for the nine months ended September 30, 1998 compared to $780,686 for the previous comparable period, due to costs related to the Company's acquisition of BCLIC. The Company used the purchase method of accounting in its acquisition of BCLIC, which requires that the Company allocate a portion of the acquisition cost to value of purchased insurance business. These costs are amortized over the life of the policies acquired and resulted in amortization expense of nearly $174,000 for the first nine months of 1998. Management does not believe this amortization expense is representative of BCLIC's ability to retain its present book of business and expects this expense to be substantially reduced in the future. BCLIC has improved policy retention substantially with a decrease of in force policies of 3% in the first nine months of 1998, compared to a 19% decrease for all of 1997. Excluding the BCLIC-associated costs, the Company's expenses actually decreased slightly.

     Net Loss.  The Company reported a net loss of $443,377 for the nine months ended September 30, 1998, compared to a net loss of $180,191 for the comparative period in 1997. The increase in net loss was due primarily to costs
associated with the acquisition of BCLIC.   Management expects such costs to be
reduced or non-recurring, as noted elsewhere in this analysis.

     The Company's net loss per share increased to $0.22 per share for the nine months ended September 30, 1998, compared to a net loss of $0.10 per share in the comparable period of 1997. The weighted average shares for each period, taking into the account the 5-for-2 stock split effected in September 1998, were 2,044,955 at September 30, 1998 and 1,878,507 at September 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Although the Company currently has a $150,000 bank line of credit, it funds most of its activity directly from cash flow from operations and cash flow from financing activities, which includes deposits to policyholders' account balances. The Company has not entered into any additional arrangements to obtain alternate financing, and there can be no assurance of the availability of any financing on acceptable terms. The existing $150,000 bank line of credit extends to July 1999, with amounts borrowed thereunder bearing interest at prime.

     Generally, the Company has financed its loans to medical receivable factoring entities from collateralized notes payable to individuals. The loans and the notes payable generally have corresponding three-year terms with interest paid semiannually or allowed to compound.

     The Company believes that the net proceeds of this Offering will allow it to continue to grow its asset base while maintaining surplus/liability ratios within acceptable industry norms. The level of additional activity to be achieved will be dependent upon the Company's ability to continue to generate income internally or to generate capital from outside sources.

     In 1997, the Company successfully converted $155,000 (100%) of its 8% Convertible Debentures at a price of $1.30 per share. The Company has not paid dividends to date and will not do so until declared by its Board of Directors.

       The Company has made and intends to make substantial capital expenditures in connection with its subsidiaries' marketing programs. Historically, the Company has funded these expenditures from cash flow from operations.

YEAR 2000 READINESS

     The "Year 2000" or "Y2K" problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Many existing computer programs use only two digits to identify a year in date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, this could result in a system failure or calculations of erroneous results by or at the year 2000.

     The Company purchased its current information technology in 1997 after extensive research, analysis and compliance testing, and believes that such system is "Y2K compliant." Additionally, as part of the Company's assessment of its readiness to manage Year 2000 issues, it has communicated with significant customers and suppliers to determine the extent to which the Company's operations are vulnerable to third parties' failure to correct their own Year 2000 issues. Based on the overall assessment performed, the Company is not aware of any material impact on their systems relating to the transition to the Year 2000. The Company's total cost of Year 2000 related issues is not expected to a have a material adverse effect on the Company's consolidated results of operations.

                                    BUSINESS

     Certain statements contained herein relating to the Company's proposed business strategy and expansion plans are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions which may ultimately prove to be inaccurate and actual events and results may materially differ from anticipated results described in such statements. The Company's ability to achieve such results is subject to certain risks and uncertainties, such as those inherent generally in the insurance industry, the impact of competition and pricing, changing market conditions, the risks detailed in the sections entitled "RISK FACTORS" and other risks detailed throughout this Prospectus. These forward-looking statements represent the Company's judgment as of the date of this Prospectus. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
As a result, the reader is cautioned not to place reliance on these forward-looking statements.

GENERAL

     The Company is an Oklahoma corporation formed in 1994. The Company specializes in various segments of the insurance and financial services industry. Through its three operating subsidiaries, the Company offers individual life insurance and annuity products. The Company's subsidiaries include SLAC, an Oklahoma corporation which underwrites, markets and distributes various life insurance and annuity products to residents of Oklahoma; FBLIC, a Texas corporation which underwrites, markets and distributes various life insurance and annuity products to residents of Texas; and BCLIC, a Louisiana corporation which underwrites, markets and distributes various life insurance products to residents of Louisiana. SLAC was acquired by the Company in September 1994 for cash consideration of $435,000. FBLIC was acquired by the Company in October 1995 for cash consideration of $165,000. BCLIC was acquired by the Company in January 1998, in exchange for 100,000 shares of Common Stock, in a business combination accounted for as a purchase. Because the Company's common stock was not traded, its fair value was not reliably measurable. Therefore, the cost of the BCLIC acquisition was estimated to be equal to the fair values of BCLIC's assets and liabilities. On such basis, the total cost of the acquisition was approximately $998,000.

     As of September 30, 1998, the Company had approximately 670 life insurance policies and annuity contracts outstanding and individual life insurance in force of approximately $27 million. As of September 30, 1998, the Company had total assets of approximately $8.4 million and total stockholders' equity of approximately $940,000.

     In addition, the Company provides residential mortgage loan processing services to individuals and also provides financing to certain medical receivable factoring entities.

OPERATIONS

Insurance Products

     General

     Through its insurance subsidiaries, the Company offers a portfolio of permanent and term life products as well as flexible premium and single premium annuities designed to meet the needs of its customers for supplemental retirement income, estate planning and protection from unexpected death. The target market is middle income individuals, families and small businesses throughout its marketing territory. The Company's business strategy with respect to its insurance business is to continue to expand its marketing territory through subsidiary growth and/or company acquisition, and to increase shareholder value by managing certain operating fundamentals inherent to the insurance business. The Company intends to utilize these operating fundamentals to differentiate its products by maintaining its position as a low-cost producer that provides high-value products to its life insurance and annuity customers, while also providing superior service to both agents and customers. In addition, the Company intends to continue to seek new business opportunities through mergers, acquisitions and strategic alliances.

     Factors Affecting Insurance Operations. The Company believes that its operating performance is significantly impacted by four basic elements: (i) mortality, (ii) persistency, (iii) operating expenses, and (iv) investment yield. The Company believes that its results for each of these four basic elements for the last several years have been good.

     The Company believes its conservative risk selection practices and its disciplined field underwriting have resulted in the Company realizing favorable mortality experience for the last several years. See "Insurance Underwriting." The Company fully underwrites each application and has no group underwriting or guaranteed issue business.

     The Company has consistently achieved favorable persistency on its life insurance products (i.e., lower lapse rates). This high persistency has been achieved by providing incentives to agents by, among other things, grading production bonuses by actual persistency, paying persistency bonuses, awarding recognition for both agency and agent persistency achievements, and monitoring agency persistency on a monthly basis.

     The Company has aggressively managed its cost structure, while realizing certain operating efficiencies from reduced personnel and data processing costs as a result of the various acquisitions it has effected since 1994. Other factors contributing to the Company's lower cost structure include: (i) a flat organizational structure which allows the Company to be responsive to changing business conditions; (ii) the location of the Company in a geographic area which provides lower cost operations than found in many other areas of the country;
(iii) a well-trained, experienced workforce; and (iv) efficient use of technology.

     The Company has maintained competitive portfolio yields, while at the same time maintaining a conservative approach with respect to its investment criteria. Ultimately, the Company's objective with respect to its insurance operations is to price each of its products to earn an adequate margin between the return to the policyholder and the return earned by the Company on its investments. To the extent that the Company is able to realize higher portfolio yields on its investments, it will be in a position to offer more attractive pricing on its insurance products.

     Fixed Rate Annuities

     Annuities are long term savings vehicles that are particularly attractive to customers over the age of 50 who are or may be planning for retirement and seek a secure, tax deferred savings product. The individual annuity business is a growing segment of the savings and retirement market and among the fastest growing segments of the life insurance industry. Annuity products currently enjoy an advantage over certain other retirement savings products, because the payment of federal income taxes on interest credited on annuity policies is deferred during the investment accumulation period.

     The Company and its subsidiaries market, issue and administer a variety of fixed rate deferred annuity products, including single premium and flexible premium deferred annuities. In a fixed rate deferred annuity, the insurance company assumes the risk of interest fluctuations and pays a minimum fixed rate of interest, usually 3% to 4% per year, with an excess amount payable based on investment yields of its investment portfolio. Single premium deferred annuities (`SPDAs'), in general, are savings vehicles in which the policyholder makes a single premium payment to an insurance company. The insurance company credits the account of the annuitant with earnings at an interest rate (the "crediting rate"), which is declared by the insurance company from time to time and may exceed but may not be lower than any contractually guaranteed minimum crediting rate. All of the Company's annuities have a minimum guaranteed crediting rate. The Company also offers flexible premium deferred annuities ("FPDAs"). FPDAs are deferred annuities in which the policyholder may elect to make more than one premium payment. The Company currently does not offer variable annuity products.

     The Company periodically establishes an interest crediting rate for its new annuity policies. In determining the Company's interest crediting rate on new policies, management considers the competitive position of the Company, prevailing market rates and the profitability of the annuity product. The Company maintains the initial crediting rate for a minimum period of one year. Thereafter, the Company may adjust the crediting rate at its discretion, although historically such adjustments have generally been made on a quarterly basis. In establishing renewal crediting rates, the Company primarily considers the anticipated yield on its investment portfolio. Interest rates credited on the Company's in force annuity policies ranged from 5.45% to 8.45% at December 31, 1997. All of the Company's annuity products have minimum guaranteed crediting rates of 3.0% for the life of the policy. At December 31, 1997, less than 40% of the Company's in force annuity policies had rates credited for a multi year period.

     Certain of the Company's annuity policies have a bonus crediting rate for the first year of the policy, which typically exceeds the annual crediting rate by 1% to 3%. The bonus and the base crediting rates are fully disclosed in the annuity contract. The Company incorporates a number of features in its annuity products designed to reduce the early withdrawal or surrender of the policies and to partially compensate the Company for lost investment opportunities and costs if policies are withdrawn early. Certain of the Company's deferred annuity contracts provide for penalty free partial withdrawals, typically up to 10% of the accumulation value annually. Surrender charge periods on annuity policies currently range from five years to the term of the policy, with the majority of such policies being issued with a surrender charge period of more than seven years. The average length of the surrender period on the Company's deferred annuity policies issued during 1997 was eight years. The initial surrender charge on annuity policies generally is 8% of the premium and decreases over the surrender charge period (of up to nine years). At December 31, 1997, 100% of the Company's annuity liabilities were subject to a surrender charge of 6% or more.

     Tax Qualified Annuities

     The Company also markets tax qualified retirement annuities that meet the requirements of Section 403(b) of the Internal Revenue Code of 1986 ("TSAs") to employees of public schools and certain other tax exempt organizations. Teachers, school employees and employees of other tax exempt organizations purchase TSAs through automatic payroll deductions. TSA products tend to be purchased by customers who are younger than purchasers of the Company's other annuity products. Therefore, the Company's specialty TSA products tend to incorporate features that are attractive to customers in this younger age bracket who have longer to accumulate before retirement, such as combining a competitive crediting interest rate with a longer surrender charge period. The Company believes that the market for TSAs is attractive because TSAs broaden its customer base and provide an ongoing source of premium renewals. Additionally, because of their tax features and transfer restrictions, TSAs are less likely to be surrendered, making them a more stable and dependable source of profits for the Company. In addition to TSAs, the Company also sells other tax qualified retirement annuities such as Individual Retirement Annuities and Simplified Employee Pension Plans. Tax qualified retirement annuity values totaled almost $1,050,000 or approximately 25% of the total annuities sold by the Company since inception.

     Favorable Tax Treatment

     Under the Internal Revenue Code ("Code"), income taxes otherwise payable on investment earnings are deferred on earnings unpaid during the accumulation period of certain life insurance and annuity policies. This favorable tax treatment may give the Company's annuity policies a competitive advantage over other investment or savings vehicles that do not offer this benefit. To the extent that the Code may be revised to eliminate or reduce the tax deferred status of life deferred payment annuity products, or to establish a tax deferred status to any competing policies, the Company's competitive advantage may be adversely affected.

     Life Insurance

     Term Life. The Company's subsidiaries offer a low cost 10 year level term life insurance product utilizing a low indeterminate premium structure afforded to it by its primary reinsurance company. The Company generally retains a small fixed portion of the insurance risk then sells or cedes a portion of its risks to its reinsurer, who in turn pays an additional allowance or commission to the Company. This allows the Company to lay off its risk and continue to grow its premium revenues and surplus. This term product is designed for and sold to individuals ages 20 through 60 and terminates at age 70. While term life normally is bought very inexpensively by consumers, it also is priced by companies using historical data that illustrates a certain amount of these coverages will not be maintained, thereby negating the risk to the Company.

     Whole Life. The Company's subsidiaries market low cost guaranteed premium products in which premiums are payable for the life of the insured and insurance protection (upon certain conditions being met) is afforded for the insured's lifetime. The Company generally holds all cash values and if a death occurs it pays death claims then collects from the reinsurer to recover the excess of its retention limits and benefits paid.

     Reinsurance

     Consistent with the general practice of the life insurance industry, the Company's subsidiaries reinsure portions of the coverage provided by their insurance products with other insurance companies under agreements of indemnity reinsurance.

     Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a large or unusually hazardous risk or to obtain a greater diversification of risk. Indemnity reinsurance does not discharge the original insurer's primary liability to the insured. The Company's reinsured business is ceded to numerous reinsurers, and the Company believes the assuming companies are able to honor all contractual commitments, based on the Company's periodic reviews of their financial statements, insurance industry reports and reports filed with state insurance departments.

     As of September 30, 1998, the policy risk retention limit of the Company's subsidiaries on the life of any one individual did not exceed $10,000; reinsurance ceded by the Company's subsidiaries represented 70% of gross combined life insurance in force. At September 30, 1998, the Company's largest reinsurer, Optimum Re, accounted for approximately 49% of the $27 million of total insurance in force.

     Insurance Underwriting

     The Company follows detailed, uniform underwriting practices and procedures in its insurance business which are designed to assess risks before issuing coverage to qualified applicants. The Company has professional underwriters who evaluate policy applications on the basis of information provided by applicants and others. Management believes that its actual mortality results compare favorably to those of others in the industry. The Company believes that its favorable mortality results are attributable to, among other things, the geographic location of its customer base in rural and suburban areas (as opposed to urban areas), as well as its consistent application of appropriate underwriting criteria to the processing of new customer applications.

Mortgage Loan Processing Services

     The Company acts as a broker and performs the marketing and sourcing functions of loan origination, while unaffiliated, third-party mortgage lending companies actually fund the mortgage loans and perform the underwriting function. The Company's loan origination activities were originally conducted through Equity Mortgage Services, Inc., which was merged with and into the Company in 1997. All such operations currently are conducted by the parent company, Summit Life Corporation. Although the Company's mortgage origination activities are significantly downsized from previous levels, the Company believes that the current level of such activities are consistent with its overall business strategy and does not anticipate either further developing, or discontinuing, such business.

Medical Receivable Financing

     The Company also provides financing to medical receivable factoring entities. Medical receivables factoring involves the purchase of accounts receivable from doctors, hospitals, and other health care organizations. These accounts receivable are due from major insurance companies, and are purchased by factoring entities which specialize in the making of such investments, at prices equal to some discounted percentage of their face amount.

The Company only makes secured loans to such factoring entities, which are collateralized by the medical accounts receivable.

     Medical receivables factoring is a specialty type of financing which provides high yields and requires specialized expertise and systems. The Company considers the market for this type of financing to be relatively broad, and to extend beyond the local markets served by the Company's life insurance and mortgage services operations.

INVESTMENTS

     Investment activities are an integral part of the Company's business; investment income is a significant component of the Company's total revenues. Upon the purchase by a policyholder of an annuity or life contract and payment of the premium, the policy is issued and delivered to the new policyholder. The funds are then invested as the Company determines based on certain guidelines including those set by the National Association of Insurance Commissioners ("NAIC") as to the percentage of investment that are placed in any one category of investments. The Company has historically invested a majority of its available assets in securities that are issued, secured, guaranteed or backed by federal, state or local governments, their agencies or instrumentalities.

     Profitability is significantly affected by spreads between interest yields on investments and rates credited on insurance liabilities. Although all credited rates on single premium deferred annuities and flexible premium deferred annuities may be changed as often as quarterly, after their first year, changes in credited rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the impact of the level of surrenders and withdrawals, may limit the Company's ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. For the year ended December 31, 1997, the average gross yield of the Company's invested assets was approximately 10.4% and the average credited rate was 6.7%.

     The Company balances the duration of its invested assets with the expected duration of benefit payments arising from insurance liabilities. At September 30, 1998, the adjusted modified duration of debt securities and short-term investments was 6.8 years. At September 30, 1998, the duration of the Company's insurance liabilities was 7.1 years.

     For information regarding the composition and diversification of the investment portfolio of the Company, subsidiaries, see Note B to the Company's Consolidated Financial Statements.

ACQUISITIONS AND CONSOLIDATIONS

General

     The Company's operating strategy is to continue to make acquisitions of small, marginally profitable or unprofitable insurance companies, consolidate and streamline the administrative functions of these small companies, improve their investment yields through active asset management by a centralized investment operation and eliminate their unprofitable products and distribution channels. Because of their small size, such companies are often overlooked as potential acquisition candidates. The Company believes that it is particularly well suited to make such acquisitions and to capitalize on the cost savings which can be realized by consolidating the administrative functions of the acquired companies. The Company plans to use a portion of the proceeds of this Offering to pursue more small company acquisitions and purchases of profitable blocks of business.

     Since 1994, the Company has acquired three life insurance companies. The Company intends to continue its strategy of pursuing similar acquisitions of blocks of insurance business and small insurance companies and other insurance-related opportunities. Management believes that such acquisitions will lower unit costs by increasing the number of policies and the amount of premiums over which fixed expenses are spread.

Historical Acquisitions

     The Company's growth to date has been fueled primarily through acquisitions. In September 1994, the Company made its first acquisition, of Edmond National Life Insurance Company (now SLAC), an Oklahoma-domiciled life insurance company. Since then, the Company has continued to expand in both territory and product line, now offering annuities and life insurance in Texas and Oklahoma and life insurance only in Louisiana. The Company's premiums and deposits have increased from $25,000 in 1994 to over $1 million in 1997, with assets growing from $1,032,000 in 1994 to approximately $8,400,000 at September 30, 1998. According to A.M. Best (Best's Review January 1998), in 1996 industry-wide individual annuity direct premiums and fund deposits, similar to those offered by the Company, totaled over $85 billion, and represented approximately 25% of overall premium dollars. The Company believes that this niche of the insurance industry will continue to grow as a percentage of total premium dollars and that this growth, coupled with the current consolidation of the insurance industry, presents the Company with good opportunities to achieve its operating strategy and make profitable acquisitions.

Targeted Future Acquisitions

     The Company has typically sought companies that are underdeveloped, overly burdened with expenses or owned by financially troubled companies. The Company believes that the small insurance company marketplace is highly fragmented and faces numerous hurdles to its survival and growth over the coming years. Some of those hurdles include the Year 2000 problem, need for additional capital and surplus due to the changing regulatory environment and lack of sufficient exit strategies for owners of small, closely-held companies. The Company believes that these factors have created acquisition opportunities often overlooked by the large insurance companies. The Company intends to capitalize on these opportunities as it continues to execute its growth plans.

     On October 15, 1998, the Company executed a Stock Purchase Agreement to acquire 100% of the common stock of Great Midwest, a Texas life insurance company. The purchase price for the stock to be acquired will be based on conditions existing at closing, but is estimated to be approximately $936,000, payable approximately $605,000 in cash at the time of closing, with the remaining amount payable in three equal annual installments. Depending on the number of shares sold in this Offering, the Company plans to use between $495,000 and $605,000 of the net proceeds therefrom to fund its acquisition of Great Midwest. If the acquisition does not close, or if the Company has funds remaining after it has expended offering proceeds in accordance with the uses of proceeds described herein, the Company may use a portion of the remaining net proceeds to acquire the assets of other insurance companies. Any decision to make an acquisition will be dependent on consideration of a variety of factors, including business prospects, purchase price and financial terms of the transaction. With the exception of the acquisition of Great Midwest, the Company has no agreements, understandings or arrangements with respect to any other acquisition at this time. See "USE OF PROCEEDS."

Operations and Administration

     The Company has realized very low entry costs in its purchases of small insurance companies. The Company minimizes operating expenses by centralizing, standardizing and more efficiently performing many functions common to most life insurance companies. The operations performed by the Company include underwriting and policy administration, accounting and financial reporting, marketing, regulatory compliance, actuarial services and asset management. The Company believes that it is currently utilizing less than 10% of its information technology systems capability in the administration of these back office operations.

MARKETING

     The Company's target markets are individuals in the middle and lower income brackets and small businesses in the states of Oklahoma, Texas and Louisiana. The Company believes that this market is severely underserved as more major companies target their products and agency force toward the upper income and large policy sales. Many large companies no longer offer insurance in face amounts under $100,000. Although the Company does write multi-million dollar policies, its average life policy is approximately $40,000.

     The pricing of the Company's products is generally determined by reference to actuarial calculations and statistical assumptions principally relating to mortality, persistency, investment yield assumptions, estimates of expenses and management's judgment as to market and competitive conditions. The premiums and deposits received, together with assumed investment earnings, are designed to cover policy benefits, expenses and policyowner dividends plus return a profit to the Company. These profits arise from the margin between mortality charges and insurance benefits paid, the margin between actual investment results and the investment income credited to policies (either directly or through dividends to policyowners) and the margin between expense charges and actual expenses.
The level of profits also depends on persistency because policy acquisition costs, particularly agent commissions, are recovered over the life of the policy. Dividends and interest credited on policies may vary from time to time reflecting changes in investment, mortality, persistency, expenses and other factors. Interest rate fluctuations have an effect on investment income and may have an impact on policyowner behavior. Increased lapses in policies may be experienced if the Company does not maintain interest rates and dividend scales that are competitive with other products in the marketplace.

     The Company markets its products primarily through small independent property and casualty agencies and "personal producing general agents" ("PPGA's"), including the Company's founders and principal stockholders, James
L. Smith and Charles L. Smith. James L. Smith and Charles L. Smith are the sole stockholders of the Smith Agency, which undertakes life insurance and financial planning for estates, trusts, and corporation and is presently a general agent for several insurance companies. The Smith Agency has sold a majority of the Company's deferred annuities since the Company's inception. Additionally, the companies acquired by the Company generally have in place PPGA's who are capable and qualified to generate the sales desired by the Company, thereby eliminating part of the expense of recruiting and training a new agency force. However, the Company plans to use a portion of the net proceeds of this Offering to add additional distribution channels for SLAC, FBLIC and BCLIC throughout their marketing territories. See "USE OF PROCEEDS."

COMPETITION

     The life insurance business is highly competitive and consists of a number of companies, many of which have greater financial resources, longer business histories and more diversified lines of insurance products than the Company.
The Company may encounter increased competition from existing competitors or new market entrants, some of which may be significantly larger and have greater business resources. Companies typically compete for policyholders on the basis of benefits, rates, financial strength and customer service and compete for agents and brokers on the basis of commissions, financial strength and customer service. The Company, although smaller than most of its competitors, provides competitive benefits and rates. The Company believes that its ability to administer its functions at a much reduced rate allows it to maintain low internal cost products.

     The Company has identified additional areas where it has very little competition due to the size of the Company as well as the size of its targets. That area is the consolidation field. The Company's strategy has been to consolidate and streamline the administrative functions of small life insurance companies. Most large life companies have high fixed costs when performing acquisitions restricting them in the minimum size of purchase they can pursue. The Company believes that the consolidation of the industry will continue, and the Company intends to participate in the process.

     The Company realizes the importance to policyholders of ratings and sought in 1996 to begin the arduous task of filings with the rating agencies and has since been upgraded by A. M. Best Company to an "FPR 4" (fair). A.M. Best Company, Inc. assigns two types of rating opinions, Best's Ratings (letter scale) and Best's FPR (numerical scale). Although both ratings involve a quantitative and qualitative evaluation of a company's financial strength, operating performance and market profile, the analysis performed for assigning a Best's FPR is not as rigorous as it is for assigning a Best's Rating. The FPR is assigned to small or new companies which do not meet the criteria required for a Best's Rating. Both ratings provide an overall opinion of an insurance company's ability to meet its obligations to policyholders. See "GLOSSARY OF SELECTED TERMS" under the caption "A.M. Best." The Company is still too small to obtain a letter rating.

REGULATION AND TAXATION

     The Company's insurance subsidiaries are subject to regulation and supervision by the states in which they transact business. The laws of these jurisdictions generally establish agencies with broad regulatory authority, including powers to: (i) grant and revoke licenses to transact business; (ii) regulate and supervise trade practices and market conduct; (iii) establish guaranty associations; (iv) license agents; (v) approve policy forms; (vi) approve premium rates for some lines of business; (vii) establish reserve requirements; (viii) prescribe the form and content of required financial statements and reports; (ix) determine the reasonableness and adequacy of statutory capital and surplus; and (x) regulate the type and amount of permitted investments.

     Most states also have enacted legislation which regulates insurance holding company systems, including acquisitions, extraordinary dividends, the terms of surplus debentures, the terms of affiliate transactions, and other related matters. Currently, the Company and its insurance subsidiaries have registered as holding company systems pursuant to such legislation in Texas, Oklahoma, and Louisiana.

     The federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation and federal taxation, do affect the insurance business. Recently, increased scrutiny has been placed upon the insurance regulatory framework, and a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, the authority of state agencies to regulate insurance companies and holding company systems. In addition, legislation has been introduced from time to time in recent years which, if ever enacted, could result in the federal government assuming a more direct role in the regulation of the insurance industry.

     State insurance regulators and the NAIC are continually re-examining existing laws and regulations and their application to insurance companies.
From time to time the NAIC has adopted, and recommended to the states for adoption and implementation, several regulatory initiatives designed to decrease the risk of insolvency of insurance companies in general. These initiatives include risk-based capital ("RBC") requirements for determining the levels of capital and surplus an insurer must maintain in relation to its insurance and investment risks. The NAIC regulatory initiatives also impose restrictions on an insurance company's ability to pay dividends to its stockholders. These initiatives may be adopted by the various states in which the Company's subsidiaries are licensed, but the ultimate content and timing of any statutes and regulations to be adopted by the states cannot be determined at this time. It is not possible to predict the future impact of changing state and federal regulation on the operations of the Company, and there can be no assurance that existing insurance related laws and regulations will not become more restrictive in the future or that laws and regulations enacted in the future will not be more restrictive.

     Most states have enacted legislation or adopted administrative regulations which affect the acquisition of control of insurance companies as well as transactions between insurance companies and persons controlling them. The nature and extent of such legislation and regulations vary from state to state. Most states, however, require administrative approval of: (i) the acquisition of 10 percent or more of the outstanding shares of an insurance company incorporated in the state; or (ii) the acquisition of 10 percent or more of the outstanding stock of an insurance holding company whose insurance subsidiary is incorporated in the state. The acquisition of 10 percent of such shares is generally deemed to be the acquisition of control for the purpose of the holding company statutes. It requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also the receipt of administrative approval prior to the acquisition. In many states, an insurance authority may find that control does not, in fact, exist in circumstances in which a person owns or controls 10 percent or a greater amount of securities.

     Under the solvency or guaranty laws of most states in which they do business, the Company's insurance subsidiaries also may be required to pay assessments (up to certain prescribed limits) to fund policyholder losses or the liabilities of insolvent or rehabilitated insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength. In certain instances, the assessments may be offset against future premium taxes. The Company's subsidiaries historically have not been required to pay assessments in any significant amounts.

     The likelihood and amount of any future assessments cannot be estimated, as they are beyond the control of the Company.

     As part of their routine regulatory oversight process, insurance departments approximately once every three years conduct periodic detailed examinations ("Triennial Examinations") of the books, records and accounts of insurance companies domiciled in their states. Such Triennial Examinations are generally conducted in cooperation with the departments of two or three other states, under guidelines promulgated by the NAIC.

FEDERAL INCOME TAXATION

     The annuity and life insurance products marketed and issued by the Company's subsidiaries generally provide the policyholder with an income tax advantage, as compared to other saving investments such as certificates of deposit and bonds, in that income taxation on the increase in value of the product is deferred until receipt by the policyholder. With other savings investments, the increase in value is taxed as earned. Annuity benefits and life insurance benefits which accrue prior to the death of the policyholder are generally not taxable until paid. Life insurance death benefits are generally exempt from income tax, but not estate tax. Also, benefits received on immediate annuities (other than structured settlements) are recognized as taxable income ratably as opposed to the economic accrual methods, which tend to accelerate taxable income into earlier years and which are required for other investments. The tax advantage for annuities and life insurance is provided in the Internal Revenue Code (the "Code"), and is generally followed in all states and other United States taxing jurisdictions. Accordingly, it is subject to change by Congress and the legislatures of the respective taxing jurisdictions.

     The Company's insurance company subsidiaries are taxed under the life insurance company provisions of the Code. Provisions in the Code require a portion of the expenses incurred in selling insurance products to be deducted over a period of years, as opposed to immediate deduction in the year incurred. This provision increases the tax for statutory accounting purposes which reduces statutory surplus and, accordingly, decreases the amount of cash dividends that may be paid by the life insurance subsidiaries.

FACILITIES

     The Company's administrative, marketing and production facilities consist of approximately 3,000 square feet at a single location in Oklahoma City, Oklahoma. The Company owns and occupies this facility and the approximate 30,000 square feet of raw land adjacent to the property. This facility will provide room for possible expansion which will likely be utilized within the next few years. Additionally, BCLIC leases approximately 800 square feet of office space in New Orleans, Louisiana, under a lease agreement which extends through January 31, 2000 at a monthly rental of $814. Both SLAC and FBLIC conduct their operations from the Company's office in Oklahoma City.

EMPLOYEES

     As of September 30, 1998, the Company had six full-time employees, most of which perform both managerial duties and administrative functions. The Company's employees also perform services for SLAC, FBLIC and BCLIC; neither SLAC nor FBLIC has any full-time employees, and BCLIC has only one full-time employee. It can be anticipated that the Company will have a need for more employees as the size of its business grows. None of the Company's employees is represented by a labor union. Management believes that the Company's relations with its employees are good.

LEGAL PROCEEDINGS

     The Company is involved from time to time in various legal proceedings and claims incident to the normal conduct of its business. The Company believes that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors, executive officers and key managers of the Company and their ages as of August 31, 1998, are as follows:


                     NAME                       AGE                             POSITION
                     ----                       ---                             --------

James L. Smith................................   59              Chairman of the Board of Directors and Chief
                                                                 Executive Officer
Charles L. Smith..............................   39              President, Chief Operating Officer and Director
Quinton L. Hiebert............................   37              Vice President, Chief Financial Officer and
                                                                 Secretary
Gary L. Ellis.................................   53              Vice President, Mortgage Operations
Randel Beach..................................   43              Director and President of BCLIC
Dean Brown....................................   72              Director
Thomas D. Sanders.............................   57              Director

     James L. Smith served as Chairman of the Board, President and Chief Executive Officer from the Company's inception in 1994 until April 1998, at which time he was elected Chairman of the Board and Chief Executive Officer.
Mr. Smith has served as Chairman of the Board and President of the Smith Agency, an Oklahoma licensed insurance agency since 1980. Mr. Smith earned the designation of Chartered Life Underwriter and Chartered Financial Consultant from the American College in Bryn Mwar, Pennsylvania, and is registered with the NASD as a registered representative. Mr. Smith is the father of Charles L. Smith.

     Charles L. Smith served as Director, Vice President, Secretary and Treasurer from the Company's inception in 1994 until April 1998, at which time he was elected President, Chief Operating Officer and a director. Mr. Smith served as Chairman and President of Charles L. Smith and Associates, Inc. from 1989 until April 1994, when it merged with the Smith Agency. Mr. Smith is Vice President and a director of the Smith Agency. Mr. Smith has been involved in the insurance industry for over 16 years. Mr. Smith is also registered with the NASD as a registered representative. Mr. Smith is the son of James L. Smith.

     Quinton L. Hiebert has been employed by the Company as Chief Financial Officer since March 1996, and was additionally elected Vice President in April 1998. From October 1989 to March 1996, he was employed as Chief Financial Analyst at the Oklahoma Department of Insurance. Mr. Hiebert holds a bachelors degree from Bethel College, Kansas and earned his MBA from Emporia State University, Kansas. Mr. Hiebert is a CPA.

     Gary L. Ellis has, since 1994, served the Company in several positions. From 1994 until the merger of Equity Mortgage into the Company in 1997, he served variously as Equity Mortgage's Vice President and President. Subsequent to the Equity Mortgage merger, he was appointed the Company's Vice PresidentMortgage Operations. Since 1988, Mr. Ellis has also owned and operated Gary L. Ellis & Associates, which provides tax and accounting services. Mr. Ellis graduated from Oklahoma University with a bachelors degree.

     Randal M. Beach has served the Company as director since January 1998. Since November 1995, he has served as President of BCLIC. From April 1992 to January 1995, Mr. Beach was the Deputy Commissioner for Receivership for the Louisiana Department of Insurance. Subsequent to his tenure with the Louisiana Department of Insurance and prior to his employment by BCLIC, Mr. Beach was engaged in the private practice of law. He earned his bachelors degree from Louisiana State University and received a Juris Doctor from Southern University School of Law.

     M. Dean Brown has served as director since April 1997. For at least five years prior to his retirement in December 1997, he practiced law at the law firm of Green, Brown and Stark, an Oklahoma City law firm. He holds a bachelors degree from the University of Oklahoma and earned his Juris Doctor from Oklahoma City University. Mr. Brown is also a CPA.

     Thomas D. Sanders has served as director since April 1997. He served as the Executive Vice President of Marketing for the Lomas Life Group from 1986 to 1990 and as Executive Vice President for Union Life Insurance Company between 1978 and 1990. Mr. Sanders currently serves as Chief Executive Officer and Director of ReUnion Marketing, Inc. He is a graduate from Oklahoma State University.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee's functions include: (i) reviewing and recommending to the Board of Directors (subject to stockholder approval) the independent auditors selected to audit the Company's financial statements, including the review and approval of the fees charged for all services by the independent auditors; (ii) reviewing the scope of the annual audit plan; (iii) reviewing the audited financial statements of the Company; (iv) reviewing the management letter comments from the Company's independent auditors, including management's responses and plans of action; (v) reviewing from time to time the Company's general policies and procedures with respect to auditing, accounting and the application of resources; (vi) reviewing any other matters and making special inquiries and investigations referred to it by the Board of Directors; and (vii) making other recommendations to the Board of Directors as the committee may deem appropriate. The Compensation Committee's functions include determining base salaries, annual incentive bonus awards and other compensation awards to the executive officers of the Company. Bonus amounts earned will be based on the attainment of budgeted performance and asset quality goals, as determined by an objective review of the degree of attainment of such goals, as well as both an objective and subjective review of the respective executive officer's contribution thereto. Individual goals in each case will be established by the Board of Directors in consultation with the particular executive concerned. The Compensation Committee has not determined to award any bonuses or other executive awards for the current fiscal year.


     The members of both the Audit Committee and Compensation Committee are M. Dean Brown, James L. Smith and Thomas D. Sanders. Consistent with the requirements of the Nasdaq, on which the Company intends to seek the listing of its Common Stock, the Company intends to maintain at least two independent, nonaffiliated directors on its Board.

DIRECTOR COMPENSATION

     Each member of the Board is paid an annual stipend of $1200 and a fee of $100 for each Board of Directors meeting attended. All directors will receive reimbursement of reasonable expenses incurred in attending Board and Committee meetings and otherwise carrying out their duties.

EXECUTIVE COMPENSATION

     Set forth in the following table is information as to the compensation paid to the Company's Chief Executive Officer for each of the three years ended December 31, 1997. No officer or director of the Company received, during any of such periods, total compensation in excess of $100,000.

                                                                        ANNUAL COMPENSATION
                                                                        -------------------
NAME AND PRINCIPAL POSITION                               YEAR          SALARY        OTHER
---------------------------                               ----          ------        -----
James L. Smith, Chairman of the Board
     and Chief Executive Officer                          1997          $9,770      $3,000 (2)
                                                          1996              -- (1)      --
                                                          1995              -- (1)      --

(1) During 1995 and 1996, Mr. Smith was not paid a salary for his services as the then President and Chief Executive Officer of the Company; during this time period, Mr. Smith acted primarily in an advisory capacity and his time commitment to the Company was minimal.
(2)  Represents country club dues.

     EMPLOYMENT AGREEMENTS

     In April 1997, the Company entered into employment agreements with James L. Smith and Charles L. Smith, the Company's Chief Executive Officer and President, respectively. The employment agreements provide, among other things, for six-year terms, base and maximum salaries, increases to base salaries subject to Board of Director approval, annual bonuses, and benefits. For 1998, the Board of Directors has approved base salaries to James L. Smith of $12,000, and to Charles L. Smith of $72,000. The amount of any bonus compensation payable to James L. Smith or Charles L. Smith is determined by the Compensation Committee of the Board of Directors, in accordance with criteria set by such committee; no bonus compensation has been granted for 1998.

     The agreements may be terminated by mutual agreement, by the Company at its sole discretion without cause, or by the Company for cause, as defined. If the agreements are terminated for cause, as defined, severance payments of $50,000 are payable to each employee. If the agreements are terminated without cause, severance payments to each employee will be equivalent to the maximum salary over the term of the agreement less amounts previously paid, but not less than $360,000 for Charles L. Smith and $450,000 for James L. Smith.

                              CERTAIN TRANSACTIONS

     The Company pays sales commissions to the Smith Agency, an insurance agency owned by Charles L. Smith and James L. Smith, in connection with sales made by such agency of life insurance policies and annuity contracts. Existing regulatory requirements require that commissions payable to the Smith Agency not exceed 75% of commissions which would be payable to non-affiliated parties. The Smith Agency was paid $5,800 and $4,000 in sales commissions during the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. See "BUSINESS."

     The Company and FBLIC share office space with SLAC, which owns the building at the Company's principal place of business. The building was originally purchased from Charles L. Smith in 1995 for $75,000. The $75,000 purchase price was paid $50,000 in cash, $15,000 through the settlement of a stock subscription note for such amount owed by Mr. Smith to the Company, with the remaining amount deemed satisfied by the issuance to Mr. Smith of 2,000 shares of Class A Common Stock (10,000 shares taking into account subsequent stock splits).

     In April 1995, the Company acquired 100% of the outstanding stock of CLS Enterprises, Inc. ("CLS Enterprises"), an entity owned by James L. Smith and Charles L. Smith, for an aggregate consideration of $142,000. Of such consideration, $20,000 was paid in cash, and the remaining $122,000 was paid through the issuance by the Company of $122,000 principal amount of convertible debentures issued to the two CLS stockholders. The Company believes that the consideration paid for the stock of CLS Enterprises was fair and that the stock purchase agreement for the acquisition of CLS Enterprises was on terms no less favorable to the Company than the Company could have obtained from non-affiliated parties. In June 1996, Messrs. James L. Smith and Charles L. Smith exercised their conversion rights associated with the debentures and were issued an aggregate 40,664 shares of Class A Common Stock. CLS Enterprises was merged into the Company effective December 31, 1996.

     During 1998, the Company funded a residential mortgage for Charles L. Smith in the amount of $120,000, secured by a first security interest in such residence. The promissory note is for a three-year term at an annual interest rate of 6%, payable in monthly installments of principal and interest of $719, with the principal balance due at the note's maturity in 2001.

     Both James L. Smith and Charles L. Smith, as the original founders of the Company, are considered "promoters" of the Company as such term is defined under the Securities Act.

     The Company believes that each of the transactions entered into between the Company and such persons were on terms no less favorable to the Company as those generally available from unaffiliated third parties. All such transactions were unanimously approved by the Board of Directors which, subsequent to April 1997, included two independent, nonaffiliated directors. Such independent directors did not have any interest in the transactions approved and had access, at the Company's expense, to the Company's or independent legal counsel. All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties and, in any event, must be approved by a majority of the Company's independent directors who do not have any interest in the transactions approved and have access, at the Company's expense, to the Company's or independent legal counsel.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of August 31, 1998, and as adjusted to reflect the sale of the minimum and maximum number of shares of Common Stock offered hereby, concerning the beneficial ownership of Common Stock by each of the Company's directors, each executive officer named in the table under the heading "MANAGEMENT-Directors, Executive Officers and Key Employees," and all directors and executive officers of the Company as a group, and by each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such stock.

                                                                  PERCENT OF CLASS BENEFICIALLY OWNED
                                                          -------------------------------------------------
                                                                                       AFTER OFFERING
                                                                               ----------------------------
NAME AND ADDRESS                          SHARES
OF BENEFICIAL HOLDER/(1)/           BENEFICIALLY OWNED    PRIOR TO OFFERING       MINIMUM          MAXIMUM
-------------------------           ------------------    -----------------      ---------        ---------

James L. Smith* /(2)/                     683,185              33.25%              31.13%           22.37%

Charles L. Smith* /(2)/                   683,185              33.25%              31.13%           22.37%

Randall M. Beach *                            820               0.04%               0.04%            0.03%

Dean Brown *                              100,963               4.91%               4.60%            3.31%

Gary L. Ellis                               1,533               0.07%               0.07%            0.05%

Quinton L. Hiebert                          4,750               0.23%               0.22%            0.16%

Thomas D. Sanders *                         2,318               0.11%               0.11%            0.08%

All executive officers
 and directors as a group
 (7 persons)                            1,476,754              71.86%              67.30%           48.37%

--------------------------
*    Director
(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares beneficially owned by such person.
(2) Address is c/o Summit Life Corporation, 3021 Epperly Drive, P.O. Box 15808, Oklahoma City, Oklahoma 73155.

                          DESCRIPTION OF CAPITAL STOCK

     In September 1998, the Company amended its Certificate of Incorporation to give effect to certain matters approved by the Company's Board of Directors in April 1998. The amendment, among other things, eliminated the Class B Common Stock, redesignated the Class A Common Stock as, simply, "Common Stock," changed the par value of the Common Stock from $.50 to $.01 per share and increased the authorized number of shares of Common Stock from 2,000,000 to 5,000,000. Additionally, the Certificate of Incorporation was further amended to create a new class of preferred stock. The authorized capital stock of the Company subsequent to the amendments consists of (i) 5,000,000 shares of Common Stock, having a par value of $.01 per share, and (ii) 5,000,000 shares of Preferred Stock, having a par value of $.001 per share. Immediately prior to this Offering, 2,054,735 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. At September 30, 1998, there were approximately 30 stockholders of record of the Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election.

Subject to preferences that may be applicable to any then outstanding class of preferred stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any class of preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of preferred stock that the Company may issue in the future.

PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as are determined by resolution of the Board of Directors of the Company. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of the Company. Currently, the Company has no shares of Preferred Stock outstanding.

     No Preferred Stock of the Company will be issued to officers, directors or other affiliates of the Company (including, for purposes of such restriction, any 5% holders of the Company's Common Stock), except on the same terms and conditions as are offered to persons not so affiliated.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and By-laws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Classified Board. The Company's By-laws provide that (i) the Board of Directors is divided into three classes of as equal size as possible, (ii) the number of directors is to be fixed from time to time by the Board of Directors, and (iii) the term of office of each class expires in consecutive years so that each year only one class is elected. These provisions may render more difficult a change in control of the Company or the removal of incumbent management.

     No Stockholder Action by Written Consent; Special Meetings. The Company's Certificate of Incorporation provides that no action shall be taken by stockholders except at an annual or special meeting of stockholders, and prohibits action by written consent in lieu of a meeting. The Company's By-laws provides that, unless otherwise proscribed by law, special meetings of stockholders can only be held pursuant to a resolution of the Board of Directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors as well as for other stockholder proposals to be considered at stockholders' meetings.

     Notice of stockholder proposals and director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or Directors are to be elected. In all cases, to be timely, notice must be received at the principal executive offices of the Company not less than 40 days before the meeting, or, if on the day notice of the meeting is given to the stockholders less than 45 days remain until the meeting, (i) five days after notice is given but not less than five days prior to the meeting in the case of stockholder proposals, and (ii) 10 days after notice is given in the case of director nominations.

     Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information about that person as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a Director if so elected) and certain information about the stockholder proposing to nominate that person. Stockholder proposals must also include certain specified information.

     These limitations on stockholder proposals do not restrict a stockholder's right to include proposals in the Company's annual proxy materials pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Section 1090.3 of the OGCA. Section 1090.3 of the OGCA prohibits a publicly held Oklahoma corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The effect of such statute may be to discourage certain types of transactions involving an actual or potential change in control of the Company.

TRANSFER AGENTS, WARRANT AGENT AND REGISTRAR

     The transfer agent for the Common Stock is BancFirst, Oklahoma City, Oklahoma.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, and assuming the maximum number of shares offered is sold, the Company will have outstanding an aggregate of 3,054,735 shares of Common Stock. Of such shares, the 1,000,000 shares sold pursuant to the Offering and 1,825,022 previously issued shares will be tradable without restriction by persons other than "affiliates" of the Company. However, of the 1,825,022 previously issued securities, 1,428,411 shares held by officers and directors of the Company (the "Promotional Shares") are subject to a Promotional Shares Lock-In Agreement with the Oklahoma Department of Securities and, pursuant thereto, may not be released for sale until one year from the completion date of the Offering in quarterly increments of 2 1/2% per quarter, with the remainder of such Promotional Shares available for sale on the anniversary of the second year from the completion of the Offering. The remaining 229,713 shares of Common Stock to be outstanding after the Offering are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act. Of such 229,713 shares, 100,000 shares will be available for limited resale pursuant to the volume limitations of Rule 144 beginning in January 1999 and unlimited resale in January 2000.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns Restricted Securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements, and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within 90 days prior to sale and who beneficially owns Restricted Securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

     The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. There currently is no public market for the Common Stock being offered, and no assurance can be given that a market will develop. The Company will apply to list the Common Stock on the Nasdaq.
If a trading market does develop for the Common Stock, the prices may be highly volatile. In addition, if a market for the Common Stock does develop, and the Common Stock is traded below certain prices, many brokerage firms may not effect transactions in the Common Stock, and sales of the Common Stock will be subject to Commission Rule 15g-9. In the event that the Company is unable to meet the Nasdaq's listing requirements, trading in the Common Stock, if any, could be limited to the OTC Bulletin Board or the "pink sheets" used by members of the National Association of Securities Dealers, Inc. If a market does not develop for the Common Stock, it may be difficult or impossible for purchasers to resell the Common Stock. There can be no assurance that any of the Common Stock can ever be sold at the offered price or at any price.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company is offering for sale a minimum of 140,000 shares and a maximum of 1,000,000 shares of its Common Stock at a price of $5.00 per share. No person or entity may purchase fewer than 100 shares of Common Stock in the Offering, unless the Company, in its sole discretion, accepts a subscription for a lesser number of shares. The Common Stock has not been registered for sale in any states other than Oklahoma and Louisiana. Consequently, the Common Stock may not be offered or sold in any states other than Oklahoma and Louisiana.

     Subscriptions to purchase shares of Common Stock will be received until midnight, Oklahoma City, Oklahoma time, on October 31, 1999, unless all of the shares to be offered are earlier sold or a minimum of at least 140,000 shares has not been sold by April 30, 1999. If the minimum number of shares is sold, the Company thereafter may terminate the Offering at any time and at less than the maximum offering. In no event, however, will the Offering extend beyond October 31, 1999. See "Conditions to the Offering and Release of Funds" below.

     Following acceptance by the Company, subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel accepted subscriptions at any time and for any reason until the proceeds of the Offering are released from escrow (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate shares of Common Stock among subscribers in the event of an over-subscription for the shares to be offered in the Offering.

     The shares of Common Stock are being offered directly to potential subscribers on a direct participation basis by the Company. Offers and sales will be made only through directors and executive officers of the Company, none of whom will receive any commissions or other form of remuneration in connection with the sale of shares. It presently is anticipated that the Company's officers and directors, other than James L. Smith, will be the only persons engaged in such selling efforts, which will be directed primarily to existing stockholders of the Company, as well as to the Company's customer base.

     Certificates representing shares of Common Stock, duly authorized and fully paid, will be issued as soon as practicable after subscription funds are released to the Company from the subscription escrow account.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

     Subscription proceeds accepted by the Company for the first 140,000 shares subscribed for in the Offering will be promptly deposited in an escrow account with BancFirst, Oklahoma City, Oklahoma (the "Escrow Agent"), until the conditions to the Offering have been satisfied or the Offering has been otherwise terminated. The Offering will be terminated, no shares will be issued and no subscription proceeds will be released from escrow to the Company unless on or before April 30, 1999, the Company has accepted subscriptions and payment in full for an aggregate of at least 140,000 shares. If a minimum of at least 140,000 shares has not been sold by April 30, 1999, the Company will promptly return all investors' funds, with interest. Interest on subscriptions is not otherwise payable. Notwithstanding anything to the contrary contained herein, any subscription proceeds accepted after the Company has accepted subscriptions for the initial 140,000 shares, but before this Offering is terminated, will not be deposited in the escrow account but will be available for immediate use by the Company. If the minimum number of shares is sold, the Company thereafter may terminate the Offering at any time and at less than the maximum offering.
In no event, however, will the Offering extend beyond October 31, 1999.

     The Escrow Agent has not investigated the desirability or advisability of an investment in shares of Common Stock by prospective investors and has not approved, endorsed or passed upon the merits of an investment in such shares. The Company may direct the Escrow Agent to invest subscription funds held in escrow in short-term United States Treasury securities, banker's acceptances, federal funds, insured or fully collateralized certificates of deposit and/or insured money market accounts (including those of the Escrow Agent) until released from escrow. In no event will the subscription proceeds held in escrow be invested in instruments that would mature after the termination of the Offering. Management presently expects that all subscription funds held in escrow will be invested in short-term United States Treasury securities.

HOW TO SUBSCRIBE

     Shares may be subscribed for by mailing or delivering a completed and executed Subscription Agreement in the form attached hereto as Exhibit A, to the Company. If mailed, completed and executed Subscription Agreements, along with the proper form of payment, as discussed herein, should be sent first class mail postage prepaid, to Summit Life Corporation , P.O. Box 15808, Oklahoma City, Oklahoma, 73155. If delivered by hand, completed and executed Subscription Agreements, along with the proper form of payment, should be delivered to the Company at 3021 Epperly Drive, Oklahoma City, Oklahoma, 73155. Subscribers should retain a copy of the completed Subscription Agreement and form of payment for their records. The subscription price is due and payable when the Subscription Agreement is mailed or delivered to the Company. Payment must be made in United States dollars by cash or by check, bank draft or money order drawn to the order of "Summit Life Corporation" in the amount of $5.00 multiplied by the number of shares subscribed for. Any subscriber who intends to purchase shares through a self-directed retirement plan should contact the Company at (405) 677-0781 for directions as to how to subscribe and pay for shares.

                                 LEGAL OPINIONS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Day, Edwards, Federman, Propester & Christensen, P.C., Oklahoma City, Oklahoma.

                                    EXPERTS

     The financial statements of Summit Life Corporation and Subsidiaries and Benefit Capital Life Insurance Company, as of and for the year ended December 31, 1997, included in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports appearing herein. The financial statements of Summit Life Corporation and Subsidiaries, except Equity Mortgage Services, Inc., as of and for the year ended December 31, 1996, included in this prospectus have been audited by Grant Thornton LLP as stated in their report appearing herein. Such financial statements are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports. The financial statements of Equity Mortgage Services, Inc. as and for the year ended December 31, 1996 have been audited by Hamilton & Associates, Inc as stated in their report, which report is included as an exhibit to the Registration Statement of which this Prospectus is a part.

                           GLOSSARY OF SELECTED TERMS

     As used in this Prospectus, the terms defined below have the meanings assigned them in this section.

A.M. BEST. A.M. Best Company, Inc. A.M. Best financial condition ratings are opinions of an insurance company's financial strength, operating performance and ability to meet its obligations to policyowners. Such ratings are based upon a comprehensive review of a company's financial performance, which is supplemented by certain data, including responses to A.M. Best's questionnaires, quarterly NAIC filings, state insurance department examination reports, loss reserve reports, annual reports and reports filed with state insurance departments.
A.M. Best undertakes a quantitative evaluation based on profitability, leverage and liquidity and a qualitative evaluation based upon the composition of a company's book of business or spread of risk, the amount, appropriateness and soundness of reinsurance, the quality, diversification and estimated market value of its assets, the adequacy of its loss reserves and policyowners' surplus and the experience and competence of its management. A.M. Best Company, Inc. assigns two types of rating opinions, Best's Ratings (letter scale) and Best's FPR (numerical scale). Although both ratings involve a quantitative and qualitative evaluation of a company's financial strength, operating performance and market profile, the analysis performed for assigning a Best's FPR is not as rigorous as it is for assigning a Best's Rating. The FPR is assigned to small or new companies which do not meet the criteria required for a Best's Rating. Both ratings provide an overall opinion of an insurance company's ability to meet its obligations to policyholders. A.M. Best Company, Inc. uses the following rating scale:

                                    BEST'S RATINGS                                            BEST'S FPR
                                    --------------                                            ----------
A++ and A+..............................  Superior                           FPR 9.................  Very Strong
A and A-................................  Excellent                          FPR 8 and 7...........  Strong
B++ and B+..............................  Very Good                          FPR 6 and 5...........  Good
B and B-................................  Fair                               FPR 4.................  Fair
C++ and C+..............................  Marginal                           FPR 3.................  Marginal
C and C-................................  Weak                               FPR 2.................  Weak
D.......................................  Poor                               FPR 1                   Poor
E.......................................  Under Regulatory Supervision
F.......................................  In Liquidation
S.......................................  Rating Suspended

ANNUITY. A contract that pays a periodic income benefit for the life of a person (the annuitant), the lives of two or more persons or a specific period of time.

CAPITAL AND SURPLUS. Generally consists of capital stock, paid - in or contributed surplus, special surplus funds, and unassigned surplus determined in accordance with statutory insurance accounting practices.

CREDITING RATES. Interest rates applied to life insurance policies and annuity contracts, whether contractually guaranteed or currently declared for a specified period.

FIXED RATE DEFERRED ANNUITY. A tax deferred accumulation contract which pays a fixed interest rate established by the insurance company on premiums paid.

FLEXIBLE PREMIUM DEFERRED ANNUITIES. Annuities that permit the regular addition of premium payments by the policyowner.

GAAP.  United States generally accepted accounting principles.

LAPSE OR LAPSATION. The expiration or forfeiture of an insurance policy by non payment of the premium due.

NAIC. The National Association of Insurance Commissioners, an association of the chief insurance supervisory officials of each state, territory and insular possession of the United States.

MORTALITY.  The relative incidence of death of life insureds or annuitants.

PERSONAL PRODUCING GENERAL AGENTS OR PPGA'S. Independent agents who sell products directly to the consumer and write business directly with insurance companies and who are compensated primarily for personal production.

POLICY ACQUISITION COSTS. Costs incurred in the acquisition of new and renewal insurance contracts. Acquisition costs include those costs that vary with and are primarily related to the acquisition of insurance contracts (for example, agent and broker commissions, certain underwriting and policy issue costs, and medical and inspection fees). These costs are referred to as Deferred Acquisition Costs (DAC) and although immediately expensed in statutory accounting, they are realized as an asset account under generally accepted accounting principles and amortized over the life of the policies.

PREMIUM. Payments and considerations received on insurance policies and annuity contracts issued or reinsured by an insurance company. Under GAAP, premiums on deferred annuity contracts are not accounted for as revenues.

REINSURANCE. An arrangement under which one insurance company, referred to as the reinsurer, for consideration, agrees to indemnify another insurance company, referred to as the ceding company, against all or part of a loss which the ceding company may incur under certain policies of insurance for which it has liability. Reinsurance provides a primary insurer with three major benefits: it reduces net liability on individual risks; it helps to protect against catastrophic losses; and it helps to maintain acceptable surplus and reserve ratios. Reinsurance provides a primary insurer with additional underwriting capacity in that the primary insurer can accept larger risks and can expand the volume of business it writes without increasing its capital base. The ceding company remains liable on its obligations under the policies reinsured if the reinsurer fails to pay claims on a reinsured policy.

RESERVES. For life insurance policies, liabilities established to reflect the estimated discounted present value of costs of claims, payments or contract liabilities and the related expenses that the insurer will ultimately be required to pay in respect of insurance it has written; for annuities without life contingencies, liabilities established for amounts deposited by policyholders plus interest credited, less withdrawals and administrative charges; for annuities with life contingencies, liabilities established for future policy benefits computed as the present value of future benefit payments, including assumptions as to investment yields and mortality.

SINGLE PREMIUM DEFERRED ANNUITIES. Annuities that require a one - time lump sum premium payment upon the issuance of the contract.

STATUTORY ACCOUNTING. Statutory accounting practices prescribed or permitted by state insurance regulatory authorities. Statutory accounting emphasizes solvency rather than matching revenues and expenses during an accounting period and is liquidation/solvency based rather than profit based.

SURPLUS. As determined in accordance with statutory accounting practices, the amount remaining after all liabilities, including loss reserves, are subtracted from assets allowable for statutory accounting.

SURRENDER CHARGE. The substantial penalty imposed for the early termination of a life insurance or annuity contract.

UNDERWRITING. The insurer's process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge the appropriate premium for each accepted risk.

WHOLE LIFE INSURANCE OR WHOLE LIFE POLICIES. Insurance that may be kept in force for a person's entire life by paying one or more premiums. It is paid for in one of three different ways: (i) ordinary life insurance (premiums are payable as long as the insured lives), (ii) limited payment life insurance (premiums are payable over a specified number of years), and (iii) single premium life insurance (a lump sum amount paid at the inception of the policy). The insurance policy pays a benefit (contractual amount adjusted for items such as policy loans and dividends, if any) at the death of the insured. Whole life insurance may also build up cash values.

                         INDEX TO FINANCIAL STATEMENTS

Summit Life Corporation
Summit Life Corporation's Unaudited Consolidated Financial Statements as of and
   for the Nine Months Ended September 30, 1997 and 1998
     Consolidated Balance Sheets (Unaudited).........................................................         F-2
     Consolidated Statements of Operations (Unaudited)...............................................         F-4
     Consolidated Statements of Cash Flows (Unaudited)...............................................         F-5
     Notes to Unaudited Consolidated Financial Statements............................................         F-6

Summit Life Corporation's Consolidated Financial Statements as of and for the
   Years Ended December 31, 1996 and 1997
     Report of Independent Certified Public Accountants..............................................         F-9
     Consolidated Balance Sheets.....................................................................         F-10
     Consolidated Statements of Operations...........................................................         F-12
     Consolidated Statement of Stockholders' Equity..................................................         F-13
     Consolidated Statements of Cash Flows...........................................................         F-14
     Notes to Consolidated Financial Statements......................................................         F-16

Benefit Capital Life Insurance Company

Benefit Capital Life Insurance Company's Financial Statements as of and for the
   Year Ended December 31, 1997
     Report of Independent Certified Public Accountants..............................................         F-29
     Balance Sheet...................................................................................         F-30
     Statement of Operation..........................................................................         F-31
     Statement of Stockholder's Equity...............................................................         F-32
     Statement of Cash Flows.........................................................................         F-33
     Notes to Financial Statements...................................................................         F-34

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                      ASSETS                                    SEPTEMBER 30,
                                                                     -------------------------------
                                                                           1997              1998
                                                                     --------------     -------------
INVESTMENTS
 Debt securities - held to maturity                                     $ 3,001,469     $           -
 Debt securities - available for sale                                             -         3,987,164
 Equity securities - available for sale                                      46,421           118,437
 Notes receivable, including notes receivable from
     affiliates of $119,640 in 1998                                         977,107         1,354,476
 Short-term investments                                                     200,000           253,186
 Policy loans                                                                     -            13,076
 Investment real estate, net of depreciation                                      -            75,968
                                                                     --------------    --------------
                                                                          4,224,997         5,802,307

CASH AND CASH EQUIVALENTS                                                   998,947         1,349,398

RECEIVABLES
 Accrued investment income                                                  215,608           265,553
 Other                                                                        7,326             3,401
                                                                     --------------    --------------
                                                                            222,934           268,954
PROPERTY AND EQUIPMENT - AT COST
 Building and improvements                                                  327,520           111,620
 Furniture and equipment                                                     96,183           132,582
 Automobiles                                                                 45,275            45,275
                                                                     --------------    --------------
                                                                            468,978           289,477
     Less accumulated depreciation                                          (36,380)          (55,622)
                                                                     --------------    --------------
                                                                            432,598           233,855
 Land                                                                        78,800            61,000
                                                                     --------------    --------------
                                                                            511,398           294,855
OTHER ASSETS
 Cost in excess of net assets of businesses acquired,
     less accumulated amortization                                          153,814           116,298
 Value of purchased insurance business                                            -           304,044
 Land and building held for sale                                                  -           184,499
 Other                                                                      101,565           119,852
                                                                     --------------    --------------
                                                                            255,379           724,693
                                                                     --------------    --------------
                                                                        $ 6,213,655       $ 8,440,207
                                                                     ==============    ==============

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS - CONTINUED
                                  (UNAUDITED)

     LIABILITIES AND STOCKHOLDERS' EQUITY                             SEPTEMBER 30,
                                                              -------------------------------
                                                                 1997              1998
                                                              -------------     -------------
LIABILITIES
 Policy reserves and policyholder funds                       $ 4,322,898       $ 5,988,191
 Accounts payable and accrued liabilities                         158,155           212,385
 Notes payable                                                  1,339,277         1,264,229
 Other liabilities                                                 17,812            36,321
                                                              -----------       -----------
                                                                5,838,142         7,501,126
STOCKHOLDERS' EQUITY (NOTE D)
 Common stock, $.01 par value                                      19,355            20,547
 Additional paid-in capital                                     1,039,463         2,079,687
 Common stock subscribed                                            4,898            39,130
 Accumulated other comprehensive income                                 -            54,345
 Accumulated deficit                                             (683,305)       (1,215,498)
     Less stock subscriptions receivable                           (4,898)          (39,130)
                                                              -----------       -----------
                                                                  375,513           939,081
                                                              ===========       ===========

                                                              $ 6,213,655       $ 8,440,207
                                                              ===========       ===========

         The accompanying notes are an integral part of these interim financial statements.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                      ----------------------------
                                                                         1997             1998
                                                                      -------------   ------------
REVENUES
 Insurance premiums and other considerations                           $    3,253       $   88,744
 Investment income                                                        375,300          429,837
 Net realized gains (losses) on sale of investments                         3,185            1,712
 Mortgage loan closing and funding income                                 205,745           92,660
 Other                                                                     22,092            7,476
                                                                       ----------       ----------
                                                                          609,575          620,429
BENEFITS, LOSSES AND EXPENSES
 Policy benefits                                                                -           67,939
 Increase in policy reserves                                              160,077          161,967
 Interest expense                                                          88,956           81,521
 Mortgage loan closing expenses                                            43,149              547
 Taxes, licenses and fees                                                  25,726           25,222
 Depreciation and amortization                                             56,889          238,940
 General, administrative and other operating expenses                     405,889          490,429
                                                                       ----------       ----------
                                                                          780,686        1,066,565
                                                                       ----------       ----------
     Loss before income taxes                                            (171,111)        (446,136)

INCOME TAX PROVISION
 Current (expense) benefit                                                 (9,080)           2,759
                                                                       ----------       ----------

     NET LOSS                                                          $ (180,191)      $ (443,377)
                                                                       ==========       ==========

Basic and diluted loss per common share (note D)                       $     (.10)      $     (.22)
                                                                       ==========       ==========

Weighted average outstanding common shares,
     basic and diluted (note D)                                         1,878,507        2,044,955
                                                                       ==========       ==========

         The accompanying notes are an integral part of these interim financial statements.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                      ---------------------------------
                                                                                           1997               1998
                                                                                      ---------------    --------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                                              $    (180,191)     $    (443,377)
 Adjustments to reconcile net loss to cash used in operating activities
     Depreciation and amortization                                                            56,889            238,940
     Interest credited to policyholder account balances                                      160,077            219,450
     Gain on sale of investment securities                                                   (12,519)            (1,712)
     (Increase) decrease in
          Accrued investment income                                                         (120,440)           (93,883)
          Other receivables                                                                   31,775             18,918
          Other assets                                                                        (1,062)           (14,200)
     Increase (decrease) in
          Accounts payable                                                                   (15,378)           (15,600)
          Accrued liabilities                                                                 39,654             79,656
          Other liabilities                                                                   10,743            (62,010)
          Policy reserves                                                                     (3,961)           (17,726)
                                                                                       -------------      -------------
               Net cash used in operating activities                                         (34,413)           (91,544)

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of investment securities                                                       (1,308,182)        (2,085,845)
 Proceeds from disposition or maturities of investment securities                            654,614          1,535,767
 Issuance of notes receivable                                                                (67,363)          (199,030)
 Payments received on notes receivable                                                       161,550             13,827
 Proceeds from sale of property and equipment                                                      -             10,000
 Cash provided by purchase of Benefit Capital Life Insurance Co.                                   -            527,578
 Purchase of property and equipment                                                          (29,767)                 -
                                                                                       -------------      -------------
              Net cash used in investing activities                                         (589,148)          (197,703)

CASH FLOWS FROM FINANCING ACTIVITIES
 Deposits to policyholder account balances                                                 1,122,037            509,391
 Withdrawals from policyholder account balances                                             (225,911)          (124,433)
 Payments on notes payable                                                                  (226,117)          (167,159)
 Proceeds from issuance of notes payable                                                     150,000             90,000
 Proceeds from stock subscriptions receivable                                                 71,550              3,253
 Proceeds from sale of common stock                                                           13,711             34,136
                                                                                       -------------      -------------
          Net cash provided by financing activities                                          905,270            345,188
                                                                                       -------------      -------------
          NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               281,709             55,941

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD                                     717,238          1,293,457
                                                                                       -------------      -------------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD                                     $     998,947      $   1,349,398
                                                                                       =============      =============

         The accompanying notes are an integral part of these interim financial statements.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - BASIS OF PRESENTATION

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated annual financial statements and footnotes thereto for the year ended December 31, 1997.

NOTE B - PURCHASE OF BENEFIT CAPITAL LIFE INSURANCE COMPANY

      On January 13, 1998, in exchange for 100,000 shares of common stock (as adjusted - see Note D), the Company acquired 100% of the outstanding common stock of Benefit Capital Life Insurance Company ("BCLIC") in a business combination accounted for as a purchase. BCLIC is primarily engaged in the sale of life insurance products and is licensed in the State of Louisiana. The results of operations of BCLIC are included in the accompanying financial statements since the date of acquisition. Because the Company's common stock was not traded, its fair value was not reliably measurable. Therefore, the cost of the acquisition was estimated through measuring directly the fair values of BCLIC's assets and liabilities. The total cost of the acquisition, as estimated, was approximately $998,000.

      Included in the total cost of the acquisition is an amount for the present value of purchased insurance business. This amount represents the actuarially determined present value of estimated net cash flows embedded in the existing insurance contracts acquired. This asset will be amortized with interest based on the incidence of the cash flows. Based on acquisition date assumptions, approximately 9% to 38% of this asset is expected to be amortized in each of the next five years.

NOTE C - SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANC-ING ACTIVITIES

      In conjunction with the acquisition of BCLIC, assets were acquired and liabilities were assumed as follows:

      Estimated fair value of assets acquired
         Investments                                             $   813,561
         Cash and cash equivalents                                   527,578
         Receivables                                                  33,694
         Property and equipment                                      197,149
         Value of purchased insurance business                       478,414
         Other                                                         1,350
                                                                 -----------
                                                                   2,051,746

      Liabilities assumed
         Policy reserves and policyholder funds                      956,019
         Other                                                        97,272
                                                                 -----------
                                                                   1,053,291
                                                                 -----------

      Estimated fair value of common stock issued                $   998,455
                                                                 ===========


NOTE D - STOCKHOLDERS' EQUITY

      Total comprehensive income for the nine months ended September 30, 1998 was a loss of approximately $435,000.

      On September 21, 1998, in conjunction with an initial public offering of common stock, the following changes in capital structure were approved and effected:

       Each share of outstanding Class B common stock was exchanged for one share of Class A common stock and Class B common stock was eliminated.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



NOTE D - STOCKHOLDERS' EQUITY - CONTINUED

       Class A common stock was redesignated as, simply, common stock.

       The par value of the common stock was changed from $.50 to $.01 and the authorized number of shares was increased from 2,000,000 to 5,000,000.

       A 5-for-2 stock split on common stock was effected.

       5,000,000 shares of $.001 par value preferred stock with rights and preference to be determined by the Board of Directors was created.

These changes have been given retroactive effect in the accompanying financial statements.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------

Board of Directors
Summit Life Corporation

We have audited the accompanying consolidated balance sheets of Summit Life Corporation and Subsidiaries, as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 financial statements of Equity Mortgage Services, Inc., a consolidated subsidiary, which statements reflect total assets and total revenues constituting 6% and 54%, respectively, of the related 1996 consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Equity Mortgage Services, Inc., as of and for the year ended December 31, 1996, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Summit Life Corporation and Subsidiaries, as of December 31, 1996 and 1997, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Oklahoma City, Oklahoma
April 3, 1998, except for Note D, as to which the date is September 21, 1998

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 December 31,

                                    ASSETS                                                     1996             1997
                                                                                            ----------       ----------
INVESTMENTS (notes A4 and B)
    Debt securities - held to maturity                                                      $2,278,884       $        -
    Debt securities - available for sale                                                             -        2,968,901
    Equity securities - available for sale                                                       3,538           34,860
    Notes receivable                                                                         1,071,294          959,743
    Short-term investments                                                                     299,381                -
    Investment real estate, net of accumulated depreciation of $575                                  -           75,968
                                                                                            ----------       ----------

                                                                                             3,653,097        4,039,472

CASH AND CASH EQUIVALENTS (note A3)                                                            717,238        1,293,457

RECEIVABLES
    Stock subscriptions receivable                                                              71,550                -
    Accrued investment income                                                                   95,168          156,209
    Other                                                                                       39,101            4,086
                                                                                            ----------       ----------
                                                                                               205,819          160,295
PROPERTY AND EQUIPMENT - AT COST
    (notes A5 and N)
       Building and improvements                                                               323,053          334,320
       Furniture and equipment                                                                 104,639          119,795
       Automobiles                                                                              13,275           45,275
                                                                                            ----------       ----------
                                                                                               440,967          499,390
           Less accumulated depreciation                                                        45,221           40,927
                                                                                            ----------       ----------
                                                                                               395,746          458,463
       Land                                                                                     73,800           73,800
                                                                                            ----------       ----------
                                                                                               469,546          532,263
OTHER ASSETS
    Cost in excess of net assets of businesses acquired, less
       accumulated amortization of $48,287 in 1996 and 85,805 in
       1997 (note A6)                                                                          181,952          144,434
    Deferred policy acquisition costs (note A8)                                                      -           14,179
    Deferred income taxes (notes A7 and E)                                                      71,943           71,943
    Other                                                                                       36,431           22,658
                                                                                            ----------       ----------
                                                                                               290,326          253,214
                                                                                            ----------       ----------

                                                                                            $5,336,026       $6,278,701
                                                                                            ==========       ==========

        The accompanying notes are an integral part of these statements

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                                 December 31,

       LIABILITIES AND STOCKHOLDERS' EQUITY                                                    1996             1997
                                                                                            ----------       ----------
LIABILITIES
    Policy reserves and policyholder funds (note A9)                                        $3,270,656       $4,445,490
    Accounts payable                                                                            24,563           25,600
    Accrued liabilities                                                                        109,318          125,729
    Notes payable (note C)                                                                   1,483,394        1,341,388
    Other liabilities                                                                            6,102            1,059
                                                                                            ----------       ----------

                                                                                             4,894,033        5,939,266

COMMITMENTS AND CONTINGENCIES (notes G and I)                                                        -                -

STOCKHOLDERS' EQUITY (notes C and D)
    Common stock, $.01 par value - authorized, 5,000,000 shares; issued and outstanding, 1,825,022 shares in 1996 and 1,939,780
       shares in 1997                                                                           18,250           19,398
    Additional paid-in capital                                                                 854,757        1,044,992
    Common stock subscribed                                                                     72,100           42,383
    Accumulated other comprehensive income (loss)                                                 (350)          47,166
    Accumulated deficit                                                                       (502,764)        (772,121)
                                                                                            ----------       ----------
                                                                                               441,993          381,818
       Less stock subscriptions receivable                                                         -             42,383
                                                                                            ----------       ----------
                                                                                               441,993          339,435
                                                                                            ----------       ----------

                                                                                            $5,336,026       $6,278,701
                                                                                            ==========       ==========

        The accompanying notes are an integral part of these statements

                   Summit Life Corporation and Subsidiaries


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            Year ended December 31,

                                                                                               1996            1997
                                                                                           -----------      -----------
Revenues
    Insurance premiums and other considerations (note A9)                                  $   124,901      $     8,108
    Investment income                                                                          446,867          490,184
    Net realized gains on sale of investments                                                    5,558           14,275
    Mortgage loan closing and funding income and related fees                                  681,523          237,610
    Other                                                                                       10,871           31,819
                                                                                            ----------       ----------
                                                                                             1,269,720          781,996

Benefits, losses, and expenses
    Policy benefits                                                                              4,000                -
    Increase in policy reserves                                                                246,422          263,318
    Interest expense                                                                           217,107          131,052
    Mortgage loan closing, and related expenses                                                131,763           60,357
    Taxes, licenses, and fees                                                                   35,506           18,572
    Depreciation and amortization                                                               66,874           69,151
    General, administrative, and other operating                                               942,005          509,871
                                                                                            ----------       ----------
                                                                                             1,643,677        1,052,321
                                                                                            ----------       ----------

                  Loss before income taxes and minority interest                              (373,957)        (270,325)

Income tax provision (notes A7 and E)
    Current (expense) benefit                                                                   (1,047)             968
    Deferred benefit                                                                            45,191                -
                                                                                            ----------       ----------
                                                                                                44,144              968
                                                                                            ----------       ----------

                  Loss before minority interest                                               (329,813)        (269,357)

Minority interest in loss of consolidated subsidiary                                            32,735                -
                                                                                            ----------       ----------

                  NET LOSS                                                                 $  (297,078)     $  (269,357)
                                                                                            ==========       ==========

Basic and diluted loss per common share (note A11)                                         $      (.18)     $      (.14)
                                                                                            ==========       ==========

Weighted average outstanding common shares, basic and diluted (note A11)                     1,638,235        1,893,367
                                                                                            ==========       ==========

        The accompanying notes are an integral part of these statements

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (NOTE D)

                    Years ended December 31, 1996 and 1997

                                                                                        Common stock         Additional     Common
                                                                                   ---------------------
                                                                                     Shares       Par         paid-in       stock
                                                                        Total      outstanding   value        capital     subscribed
                                                                     ---------     -----------  --------    -----------  -----------
Balance at January 1, 1996                                           $ 152,314     1,583,000    $ 15,830    $  342,170   $       -

Conversion of convertible notes                                        121,992       101,660       1,017       120,975           -

Exchange of other notes payable                                         70,000        25,000         250        69,750           -

Sale of stock                                                          214,830        76,725         767       214,063           -

Exchange of minority interest in preferred stock of CLS                108,185        38,637         386       107,799           -

Common stock subscriptions                                              72,100             -           -             -   $  72,100

Comprehensive income
    Net loss                                                          (297,078)            -           -             -           -
    Other comprehensive income
       Unrealized loss on investments                                     (350)
                                                                     ---------
              Comprehensive income                                    (297,428)
                                                                     ---------     ---------    --------    ----------   ---------

Balance at December 31, 1996                                           441,993     1,825,022      18,250       854,757      72,100

Conversion of convertible notes (note C)                               112,613        86,625         866       111,747      42,383

Common stock issued                                                      6,670        28,133         282        78,488     (72,100)

Comprehensive income
    Net loss                                                          (269,357)            -           -             -           -
    Other comprehensive income
       Unrealized gain on investments                                   47,516
                                                                     ---------
              Comprehensive income                                    (221,841)
                                                                     ---------     ---------    --------    ----------   ---------

Balance at December 31, 1997                                         $ 339,435     1,939,780    $ 19,398    $1,044,992   $  42,383
                                                                     =========     =========    ========    ==========   =========
                                                                     Accumulated
                                                                         other                         Stock
                                                                     comprehensive     Accumulated   subscribed
                                                                        income           deficit     receivable
                                                                     -------------     -----------   ----------
Balance at January 1, 1996                                             $       -       $(205,686)    $       -

Conversion of convertible notes                                                -               -             -

Conversion of other notes payable                                              -               -             -

Sale of stock                                                                  -               -             -

Conversion of minority interest in preferred stock of CLS                      -               -             -

Common stock subscriptions                                                     -               -             -

Comprehensive income
    Net loss                                                                   -        (297,078)            -
    Other comprehensive income
       Unrealized loss on investments                                       (350)

              Comprehensive income
                                                                       ---------       ---------     ---------
Balance at December 31, 1996                                                (350)       (502,764)            -

Conversion of convertible notes (note C)                                       -               -       (42,383)

Common stock issued                                                            -               -             -

Comprehensive income
    Net loss                                                                   -        (269,357)            -
    Other comprehensive income
       Unrealized gain on investments                                     47,516

              Comprehensive income
                                                                       ---------       ---------     ---------

Balance at December 31, 1997                                           $  47,166       $(772,121)    $ (42,383)
                                                                       =========       =========     =========

       The accompanying notes are an integral part of these statements.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,

                                                                                             1996              1997
                                                                                         ------------       -----------
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
    Net loss                                                                             $   (297,078)      $  (269,357)
    Adjustments to reconcile net loss to cash provided by (used in)
       operating activities
           Depreciation and amortization                                                       66,874            69,151
           Deferral of policy acquisition costs                                                   -             (15,270)
           Amortization of deferred policy acquisition costs                                      -               1,091
           Accrued interest income rolled into notes receivable                              (176,294)              -
           Accrued interest expense rolled into notes payable                                 176,294               -
           Interest credited to policyholder account balances                                 131,000           259,000
           Minority interest in loss of consolidated subsidiary                               (32,735)              -
           Gain on sale of investment securities                                               (5,558)          (14,275)
           Other                                                                                2,124              (381)
           (Increase) decrease in
              Accrued investment income                                                       (65,620)          (65,041)
              Other receivables                                                                (7,056)           39,015
              Other assets                                                                       (396)            7,804
              Deferred income taxes                                                           (45,191)              -
           Increase (decrease) in
              Accounts payable                                                                    808             1,037
              Accrued liabilities                                                              60,818            16,411
              Other liabilities                                                                 1,729            (5,043)
              Policy reserves                                                                     -                  94
                                                                                         ------------       -----------

                  Net cash provided by (used in) operating activities                        (190,281)           24,236

Cash flows from investing activities
    Purchases of investment securities                                                     (1,824,456)       (1,726,849)
    Proceeds from disposition or maturities of investment securities                          480,208         1,366,724
    Issuance of notes receivable                                                                  -             (50,000)
    Payments received on notes receivable                                                     650,000           161,551
    Purchase of investment real estate                                                            -             (76,544)
    Purchase of property and equipment                                                       (138,452)          (55,467)
    Acquisition of remaining 40% interest in Equity                                           (52,500)              -
                                                                                         ------------       -----------

                  Net cash used in investing activities                                      (885,200)         (380,585)

Cash flows from financing activities
    Deposits to policyholder account balances                                                 958,121         1,178,983
    Withdrawals from policyholder account balances                                            (96,919)         (263,243)
    Payments on notes payable                                                                (237,750)         (229,010)
    Proceeds from issuance of notes payable                                                   177,100           155,000
    Proceeds from stock subscriptions receivable                                                  -              71,550
    Proceeds from sale of common stock                                                        215,372            19,288
                                                                                         ------------       -----------

                  Net cash provided by financing activities                                 1,015,924           932,568
                                                                                         ------------       -----------

                  NET INCREASE (DECREASE) IN CASH
                     AND CASH EQUIVALENTS                                                     (59,557)          576,219

Cash and cash equivalents at beginning of year                                                776,795           717,238
                                                                                         ------------       -----------

Cash and cash equivalents at end of year                                                 $    717,238       $ 1,293,457
                                                                                         ============       ===========

       The accompanying notes are an integral part of these statements.

                   SUBMIT LIFE CORPORATION AND SUBSIDIARIES

                             Year ended December 31,


                                                                                              1996              1997
                                                                                          -----------       -----------
Cash paid (received) during the year for:
----------------------------------------

    Interest                                                                              $   170,000       $    92,000
    Income taxes                                                                          $    (1,000)      $     2,000

Noncash investing and financing activities:
------------------------------------------

  Purchase of an automobile by the incurrence of a note payable                           $         -       $    32,000
  Common stock subscriptions receivable                                                   $    71,550       $    42,383
  Exchange of other notes payable for common stock, exchanged at $2.80 per share          $    70,000       $         -
  Conversion of convertible notes to common stock                                         $   122,000       $    99,996
  Exchange of minority interest in preferred stock of CLS for common stock,
       exchanged at $2.80 per share                                                       $   100,000       $         -

       The accompanying notes are an integral part of these statements.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 1996 and 1997


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

    1.     Basis of Consolidation and Nature of Operations

    The consolidated financial statements include the accounts of Summit Life Corporation (SLC) and its wholly-owned subsidiaries (collectively, the Company). Wholly-owned subsidiaries include Summit Life and Annuity Company
    (SLAC), Family Benefit Life Insurance Company (FBLIC), CLS Enterprises, Inc.
    (CLS), and Equity Mortgage Services, Inc. (Equity). Effective December 31, 1996, CLS was merged into SLC. Prior to December 31, 1996, SLC held a 60% interest in Equity. On December 31, 1996, SLC acquired the remaining 40% of Equity for $52,500 in a business combination accounted for as a purchase. No goodwill resulted from the acquisition of this 40% interest. Minority interest in loss of consolidated subsidiary includes the 40% of Equity's operations prior to acquisition by SLC. Effective December 31, 1997, Equity was merged into SLC. Intercompany transactions and balances have been eliminated.

    SLC is a holding company which specializes in the sale of annuity products through its life insurance subsidiaries, SLAC and FBLIC. Additionally, SLC provides financing to certain medical receivable factoring entities. SLAC is licensed in Oklahoma and FBLIC is licensed in Texas. The annuity products consist primarily of tax-sheltered annuities (TSAs), individual retirement accounts (IRAs), and other individual nontax-qualified annuities. Equity primarily provides residential mortgage loan application processing services to individuals.

    2.     Use of Estimates
           ----------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures; accordingly, actual results could differ from those estimates.

    3.     Cash and Cash Equivalents
           -------------------------

    Cash equivalents include time deposits, certificates of deposit, and money market funds.

    The Company maintains its cash and cash equivalents in accounts which may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

    4.     Investments
           -----------

    The Company accounts for certain investments in debt and equity securities as follows:

    . Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

    . Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in operations.

    . Debt and equity securities not classified as either held to maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income.

                    SUMMIT LIFE COPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    4.     Investments - Continued
           -----------------------

    Declines in the fair value of individual securities below cost or amortized cost that are other than temporary result in write-downs included in operations. The specific identification method is followed in determining the cost of securities sold.

    Notes receivable are stated at the aggregate of the unpaid balances less estimated uncollectible amounts.

    Short-term investments consist primarily of U.S. Treasury obligations and are carried at cost, which approximates market.

    Investment real estate is carried at depreciated cost.

    5.     Property and Equipment
           ----------------------

    Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives on the straight-line method. Useful lives range from five to forty years.

    6.     Cost in Excess of Net Assets of Businesses Acquired
           ---------------------------------------------------

    Cost in excess of net assets of businesses acquired is amortized on the straight-line method over fifteen years for insurance company acquisitions and five years for other acquisitions.

    On an ongoing basis, management reviews the valuation and amortization of cost in excess of net assets of businesses acquired. As part of this review, the Company estimates the value and future benefits of the net income to be generated by the related subsidiaries to determine whether impairment has occurred. At December 31, 1997, management believes no impairment has occurred.

    7.     Income Taxes
           ------------

    SLC and each of its subsidiaries file separate income tax returns.

    The Company recognizes current tax expense (benefit) based on estimated amounts payable or refundable on tax returns for the year.

    Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences and carryforwards based on provisions of the enacted tax law. Primary temporary differences relate to the deferral of policy acquisition costs and policy liabilities.

    Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    8.     Deferred Policy Acquisition Costs
           ---------------------------------

    The costs of writing new business, consisting primarily of commissions and certain costs of policy issuance, are deferred. Deferred policy acquisition costs for immediate annuities with life contingencies are amortized over the estimated lives of the policies. Deferred policy acquisition costs for investment products, principally single premium deferred annuities, are amortized with interest in relation to the present value of the expected gross profits, based on estimated investment yields, mortality, persistency, and surrender changes, over the lives of the policies. Deferred policy acquisition costs are reviewed periodically to insure that the unamortized balance does not exceed those amounts recoverable from future profits. During 1996, the Company did not incur significant acquisition costs; therefore, such costs were expensed as incurred.

    9.     Revenues and Policy Reserves and Policyholder Funds
           ---------------------------------------------------

    Premiums received on deferred annuities and annuities without life contingencies (i.e., investment contracts) are recorded as deposits into the policyholder's account balance. Revenues relating to these contracts consist primarily of withdrawal and administrative charges. Premiums for certain annuities with life contingencies, including selection of annuity settlement options with life contingencies, are recognized as revenues when due.

    Mortgage loan closing and funding income and related fees are recognized at the time the underlying mortgage loan transaction is closed.

    Policyholder account balances include amounts deposited by policyholders plus interest credited, less withdrawals and any administrative charges deducted by the Company. The liabilities for future policy benefits for annuities with life contingencies are computed as the present value of future benefit payments, including assumptions as to investment yields and mortality.

    10.    Long-Lived Assets
           -----------------

    Long-lived assets to be held and used, including investment real estate, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses are recognized based upon the estimated fair value of the asset.

    11.    Loss Per Common Share
           ---------------------

    Weighted average outstanding common shares have been adjusted retroactively for all periods presented to reflect the changes in capital structure discussed in Note D. Conversion rights and convertible notes, discussed in Note C, were antidilutive; therefore, basic and dilutive loss per common share are the same.

    12.    Other Comprehensive Income
           --------------------------

    Accumulated other comprehensive income consists solely of net unrealized investment gains (losses).

    13.    Reclassifications
           -----------------

    Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 presentation.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997

NOTE B - INVESTMENTS

    The amortized cost of debt securities and the cost of equity securities, together with their estimated fair values, are summarized as follows:

                                                                                 December 31, 1996
                                                                   ----------------------------------------------------
                                                                      Cost/         Gross         Gross      Estimated
                                                                    amortized     unrealized    unrealized     fair
                       Type of investment                             cost          gains         losses      value
           ------------------------------------------             ---------     ----------    ----------     ---------
           Debt securities - held to maturity
              U.S. Treasury and other U.S. government
                  corporations and agencies                       $   599,205   $    3,840    $ (14,670)    $   588,375
              Mortgage-backed securities                            1,679,679       17,949       (2,630)      1,694,998
                                                                    ---------     --------    ---------       ---------

                         Total debt securities                    $ 2,278,884   $   21,789    $ (17,300)    $ 2,283,373
                                                                    =========     ========     ========       =========

           Equity securities - available for sale                 $     3,888   $        -    $    (350)    $     3,538
                                                                  ===========   ==========    =========     ===========

                                                                                 December 31, 1997
                                                                  ----------------------------------------------------
                                                                      Cost/         Gross         Gross      Estimated
                                                                    amortized     unrealized    unrealized     fair
                       Type of investment                             cost          gains         losses       value
           ------------------------------------------             ---------     ----------    ----------     ---------
           Debt securities - available for sale
              U.S. Treasury and other U.S. government
                  corporations and agencies                      $    299,721   $      466   $        -    $    300,187
              Mortgage-backed securities                            2,522,959       43,130            -       2,566,089
              Industrial and miscellaneous                             98,750        3,875            -         102,625
                                                                  -----------    ---------    ---------     -----------

                                                                 $  2,921,430   $   47,471   $        -    $  2,968,901
                                                                  ===========    =========    =========     ==========

           Equity securities - available for sale                $     35,289   $    1,146   $   (1,575)   $     34,860
                                                                  ===========    =========    =========     ===========

    The amortized cost and estimated fair values of debt securities, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                December 31, 1997
                                                                                         ------------------------------
                                                                                          Amortized           Estimated
                                                                                            cost             fair value
                                                                                         -----------        -----------
       Due within one year or less                                                       $   199,811        $   200,250
       Due after ten years                                                                   198,660            202,562
                                                                                          ----------         ----------
                                                                                             398,471            402,812
       Mortgage-backed securities                                                          2,522,959          2,566,089
                                                                                           ---------          ---------

                                                                                          $2,921,430         $2,968,901
                                                                                           =========          =========

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997

NOTE B - INVESTMENTS - CONTINUED

    During the fourth quarter of 1997, the Company sold certain held-to-maturity securities with amortized cost of $300,000, which resulted in net realized gains of $1,000. As a result of these sales, all securities in the held-to-maturity category at December 31, 1997 (amortized cost of $2,921,430 and unrealized gains of $47,471) were transferred to the available-for-sale category. The decision to sell and transfer such securities was based primarily on changes in the availability of and yield on alternative investments.

    Proceeds from sales of available-for-sale securities were approximately $276,000 for 1996 and $284,000 for 1997. Gross gains of $5,400 for 1996 and
    $9,200 for 1997 and gross losses of $300 for 1996 and $3,500 for 1997 were realized on those sales.

    Notes receivable include $1,071,294 for 1996 and $909,743 for 1997 of loans made to entities which purchase, administer, and collect medical accounts receivable. The notes provide for interest at 20% payable semiannually and maturity dates primarily in 1999. These notes are collateralized by a portfolio of medical accounts receivable maintained by an escrow agent. The collateral for these notes also collateralizes certain of the Company's notes payable (see Note C).

NOTE C - NOTES PAYABLE

    Notes payable consist of the following at December 31:

                                                                                              1996              1997
                                                                                         --------------     -----------
       Mortgage payable to bank,  payable in monthly  installments of
       $2,292 through November 2006,  including interest at
       9.4%; collateralized by real estate                                                $   177,100       $   164,645

       Uncollateralized note payable to individual, interest payable
       annually at 8%; due April 18, 2000                                                           -            75,000

       Note payable to bank,  payable in monthly  installments  of $600 through March 1999,  including  interest at 10.5%;
       collateralized by vehicle                                                                    -            32,000

       Uncollateralized note payable to stockholder, interest payable
       annually at 7.75%; due September 15, 1998                                                    -            30,000

       Note  payable  to  individual,  interest  payable  semiannually  at
       8%; due July 1,  1998;  collateralized  by U.S. Treasury securities                     30,000            30,000

       Uncollateralized note payable to stockholder, interest payable
       semiannually at 8%; due March 17, 1998                                                  50,000            50,000

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997

NOTE C - NOTES PAYABLE - CONTINUED

                                                                                              1996             1997
                                                                                            ---------        ---------
       Uncollateralized note payable to stockholder, interest payable
       annually at 6.75%; due February 1, 1998                                                      -           50,000

       8% convertible notes due June 30, 1997 (1)                                             155,000                -

       10% notes payable to individuals, the majority of which are stockholders, interest payable either semiannually or allowed to compound, maturing primarily in 1999; collateralized by a portfolio of medical accounts
       receivable (see Note B)                                                              1,071,294          909,743
                                                                                            ---------        ---------

                                                                                           $1,483,394       $1,341,388
                                                                                            ==========       =========

       (1) Convertible notes totaling $100,000 were converted into 76,920 common shares at the rate of $1.30 per share (as adjusted - see Note D) on June 30, 1997.

              Upon maturity, June 30, 1997, the holder of a $55,000 convertible note (convertible into approximately 42,307 shares of common stock at $1.30 per share) did not wish to convert. The Company, in an effort to raise additional capital, acquired the convertible note for $55,000 then offered the related conversion rights to existing stockholders on a basis consistent with their then-current ownership percentage. Conversion rights not otherwise accepted by existing stockholders were ultimately accepted by certain Company officers who are also stockholders. These officers accepted the conversion rights by issuing noninterest-bearing promissory notes payable in July 1998, thereby committing to purchase 34,512 shares of common stock at $1.30 per share. These promissory notes and the Company's requirement to issue the related Class A common stock have been reflected in the accompanying consolidated financial statements as stock subscriptions receivable and common stock subscribed. Through December 31, 1997, 9,705 common shares have been issued under this arrangement for $12,617 and at December 31, 1997, 32,602 common shares are subscribed under notes receivable of $42,383.

    The aggregate maturities of notes payable for years subsequent to December 31, 1997 are as follows:

                     Year ending December 31
                         1998                             $   177,000
                         1999                                 951,000
                         2000                                  90,000
                         2001                                  16,000
                         2002                                  18,000
                         Thereafter                            89,388
                                                           ----------

                                                           $1,341,388
                                                            =========

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997


NOTE D - STOCKHOLDERS' EQUITY

    On September 21, 1998, in conjunction with an initial public offering of common stock, the following changes in capital structure were approved and effected:

       Each share of outstanding Class B common stock was exchanged for one share of Class A common stock and Class B common stock was eliminated.

       Class A common stock was redesignated as, simply, common stock.

       The par value of the common stock was changed from $.50 to $.01 and the authorized number of shares was increased from 2,000,000 to 5,000,000.

       A 5-for-2 stock split on common stock was effected.

       5,000,000 shares of $.001 par value preferred stock with rights and preference to be determined by the Board of Directors was created.

    These changes have been given retroactive effect in the accompanying financial statements.

NOTE E - INCOME TAXES

    The components of net deferred tax assets are as follows at December 31:

                                                                                1996            1997
                                                                             ----------       ---------
       Total deferred tax assets, primarily relating to net operating
           loss carryforwards                                                 $  87,477        $101,574
       Total valuation allowance for deferred tax assets                        (12,874)        (28,456)
       Total deferred tax liabilities, relating to depreciation                  (2,660)         (1,175)
                                                                              ---------       ---------

                         Net deferred tax assets                              $  71,943       $  71,943
                                                                               ========        ========

       Increase in valuation allowance for the year                           $  12,874       $  15,582
                                                                               ========        ========

    A reconciliation of income tax benefit at the statutory rate to the Company's effective rate is as follows:

                                                                                 1996              1997
                                                                                 ----              ----
       Expected statutory rate                                                    34%               34%
       Small life insurance company deduction                                    (20)              (20)
       Increase in valuation allowance                                            (3)               (6)
       Other                                                                       1                (8)
                                                                                 ----              ----

                                                                                  12%                 -%
                                                                                =====             =====

    At December 31, 1997, the following operating loss carryforwards, which begin expiring in 2010, were available for tax purposes:

                            SLC                                       $540,000
                            SLAC                                         4,000

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997


NOTE F - RELATED PARTY TRANSACTIONS

    Management fees of $8,000 were paid to a stockholder's company during 1996.

    Included in other receivables at December 31, 1996 is a note due from a company controlled by a stockholder of $27,500. This note was exchanged during 1997 for services performed by the stockholder's company.


    The Company is affiliated with an insurance agency by common ownership and management. Prior to the fourth quarter of 1997, insurance regulatory requirements prohibited the Company from paying commissions to the agency for policies written as such policies were considered to be written by Company personnel. During the fourth quarter of 1997, regulatory authorities approved an agreement whereby the Company pays the agency 75% of the commission rate to which non-affiliates are subject. During 1997, commissions of approximately $5,800 were paid to this agency.

NOTE G - COMMITMENTS AND CONTINGENCIES

    Under its annuity contracts, the Company is committed to credit interest on policyholder account balances at guaranteed rates. The first policy year, the guaranteed rates range up to 8.5%. After the first year, the lowest guaranteed rate is 3%.

    Most states have established guaranty fund associations to ensure that policyholders receive the benefit of the insurance products they have purchased. The guaranty funds receive their funding through assessments to companies which write business in the respective states. The Company is liable for such mandatory assessments upon notification by the states; however, such assessments may be partially recovered through a reduction in future premium taxes.

NOTE H - STATUTORY CAPITAL AND SURPLUS

    SLC's insurance company subsidiaries prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the domiciliary state insurance department. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project will likely change, to some extent, prescribed statutory accounting practices, and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements; however, the expected completion date for this project is unknown.

    SLAC is required to maintain statutory capital and surplus of at least $250,000 and, at December 31, 1996 and 1997, its statutory capital and surplus amounted to $396,000 and $375,000, respectively. SLAC cannot declare dividends which exceed the greater of 10% of statutory capital and surplus or the gain from operations of the preceding twelve months without the prior consent of the Oklahoma Commissioner of Insurance. The maximum dividend which may be paid in 1998 under this formula without prior consent is $37,000.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997


NOTE H - STATUTORY CAPITAL AND SURPLUS - CONTINUED

    FBLIC is required to maintain statutory capital and surplus of at least $100,000 and, at December 31, 1996 and 1997, its statutory capital and surplus amounted to $151,000 and $160,000, respectively. FBLIC cannot declare dividends which exceed the greater of 10% of statutory capital and surplus or the gain from operations of the preceding twelve months without the prior consent of the Texas Commissioner of Insurance. Certain other restrictions apply which are used only for stipulated premium companies. The maximum dividend which may be paid in 1998 under this formula without prior consent is $16,000.

NOTE I - REGULATORY MATTERS

    At periodic intervals, the domiciliary state insurance department routinely examines the insurance company subsidiaries' statutory financial statements as part of their legally prescribed oversight of the insurance industry. Based on these examinations, the regulators can direct that the subsidiaries' statutory financial statements be adjusted in accordance with their findings.

NOTE J - REINSURANCE

    The Company reinsures that portion of insurance risk which is in excess of its retention limits for its term life insurance business. Through December 31, 1997, the Company's term life business has not been significant with $3,695,000 in force and $3,660,000 reinsured. Retention limits range up to $5,000.

    Reinsurance does not discharge or diminish the primary liability of the Company on the risks reinsured; however, it does serve to limit the Company's maximum loss on risks. The Company would be liable for the reinsurance risks ceded to other companies in the event that reinsurers were unable to meet their obligations.

    Reinsurance recoverables on policy reserves were approximately $4,000 at December 31, 1997.

NOTE K - EMPLOYMENT AGREEMENTS

    Effective April 1, 1997, the Company entered into employment agreements with the Company's President and Executive Vice President, both Company stockholders. The employment agreements provide, among other things, for six-year terms, base and maximum salaries, increases to base salaries subject to Board of Director approval, annual bonuses, and benefits.

    The agreements also provide each employee the right to purchase shares of common stock at a specified price per share during the first three years of the agreement. The number of shares available to the employees under this agreement is subject to grant by the Board of Directors; however, the difference between the option price and market price of all such shares must not be less than $5,000 each. At December 31, 1997, the Board of Directors had not granted any shares relating to this agreement.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997


NOTE K - EMPLOYMENT AGREEMENTS - CONTINUED

    The agreements may be terminated by mutual agreement, by the Company at its sole discretion without cause, or by the Company for cause, as defined. If the agreements are terminated for cause, as defined, severance payments of $50,000 are payable to each employee. If the agreements are terminated without cause, severance payments to each employee will be equivalent to the maximum salary over the term of the agreement less amounts previously paid, but not less than $360,000 for the Executive Vice President and $450,000 for the President.

NOTE L - SEGMENT INFORMATION

    The Company has the following three reportable segments: mortgage services, life insurance, and corporate. The mortgage services segment provides residential mortgage loan processing services to individuals. The life insurance segment sells primarily annuity products. The corporate segment provides support to the Company's operating subsidiaries and provides financing to certain medical receivable factoring entities. The accounting policies used to develop segment information correspond to those described in the summary of significant accounting policies. The reportable segments are distinct business units. Revenues from customers are all attributed to the United States. The following information about the three segments is for the years ended December 31, 1996 and 1997.

                                                            Mortgage          Life
                          1996                              services       insurance       Corporate         Totals
    -----------------------------------------------        ----------     -----------     -----------     ------------
    Revenues from customers                                  $681,523      $  124,901 $             -      $   806,424
    Intersegment revenues                                           -          26,876           5,380           32,256
    Investment income, including net realized
      gains on sale of investments                                304         179,389         272,732          452,425
    Interest expense                                           15,555               -         201,552          217,107
    Depreciation and amortization                              18,914           3,188          44,772           66,874
    Income tax expense (benefit)                              (36,547)         27,571         (35,168)         (44,144)
    Segment loss                                               81,838          43,998         203,977          329,813
    Segment assets                                            336,025       3,686,468       1,514,139        5,536,632
    Expenditures for segment assets                                 -         138,452               -          138,452

                                      Reconciliation to Consolidated Amounts
                                      --------------------------------------

                                                   Revenues
                                                   --------

       Total revenues for reportable segments
           Revenues from customers                                                                          $  806,424
           Intersegment revenues                                                                                32,256
           Investment income, including net realized gains on sale of investments                              452,425
                                                                                                            ----------
                                                                                                             1,291,105
       Other revenues                                                                                           10,871
       Elimination of interesegment revenues                                                                   (32,256)
                                                                                                            ----------

                  Total consolidated revenues                                                               $1,269,720
                                                                                                            ==========
    Assets
       Total assets for reportable segments                                                                 $5,536,632
       Elimination of intersegment assets                                                                     (200,606)
                                                                                                            ----------

                                                                                                            $5,336,026
                                                                                                            ==========

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997

NOTE L - SEGMENT INFORMATION - CONTINUED

                                                            Mortgage           Life
                          1997                              services         insurance       Corporate          Totals
    -----------------------------------------------        ----------       -----------     -----------       ----------
    Revenues from customers                                  $237,610       $     8,108      $       -        $  245,718
    Intersegment revenues                                          -             12,627          26,424           39,051
    Investment income, including net realized
       gains on sale of investments                                 2           304,239         200,218          504,459
    Interest expense                                           15,612                -          115,440          131,052
    Depreciation and amortization                               5,627            11,248          52,276           69,151
    Income tax expense (benefit)                               16,327              (694)        (16,601)            (968)
    Segment loss                                               28,439            67,175         173,743          269,357
    Segment assets                                            268,088         4,844,814       1,381,662        6,494,564
    Expenditures for segment assets                             9,467                -           46,000           55,467


    Reconciliation to Consolidated Amounts

    Revenues
       Total revenues for reportable segments
           Revenues from customers                                                                            $  245,718
           Intersegment revenues                                                                                  39,051
           Investment income, including net realized gains on sale of investments                                504,459
                                                                                                              ----------
                                                                                                                 789,228
       Other revenues                                                                                             31,819
       Elimination of interesegment revenues                                                                     (39,051)
                                                                                                              ----------
                  Total consolidated revenues                                                                 $  781,996
                                                                                                              ==========

    Assets
       Total assets for reportable segments                                                                   $6,494,564
       Elimination of intersegment assets                                                                       (215,863)
                                                                                                              ----------
                                                                                                              $6,278,701
                                                                                                              ==========


NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments as of December 31, 1996 and 1997 as required by Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments" (SFAS No. 107). Such information, which pertains to the Company's financial instruments, is based upon the requirements of SFAS No. 107 and does not purport to represent the aggregate net fair value of the Company. The carrying amounts in the table are the amounts at which the financial instruments are reported in the financial statement.

                   SUMMIT LIFE CORPORATION AND SUBSIDIARIES

                          December 31, 1996 and 1997

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

    All of the Company's financial instruments are held for purposes other than trading. The fair values of debt and equity securities are estimated based on quoted market prices for those or similar investments. The carrying value of notes receivable approximates fair value due to nominal interest rate changes subsequent to issuance. The carrying amounts of cash, cash equivalents, short-term investments, and receivables approximate fair values because of the short maturity of those assets. Cash surrender value is used in determining the fair value of annuity contracts. Estimated fair value of notes payable is the discounted amount of future cash flows using the Company's current incremental rate of borrowing for similar liabilities.

                                                                        1996                              1997
                                                             -------------------------        -------------------------
                                                              Carrying        Fair             Carrying          Fair
                                                               amount         value             amount           value
                                                             ----------    -----------        ----------     ----------
    Financial assets
       Debt securities - held to maturity                    $2,278,884     $2,283,373        $       -      $       -
       Debt securities - available for sale                         -              -           2,968,901      2,968,901
       Equity securities - available for sale                     3,538          3,538            34,860         34,860
       Notes receivable                                       1,071,294      1,071,294           959,743        959,743
       Short-term investments                                   299,381        299,381               -              -
       Cash and cash equivalents                                717,238        717,238         1,293,457      1,293,457
       Receivables                                              205,819        205,819           160,295        160,295
    Financial liabilities
       Policy reserves and policyholders funds                3,270,656      3,091,031         4,445,490      4,019,538
       Notes payable                                          1,483,394      1,430,628         1,341,388      1,296,770

NOTE N - SUBSEQUENT EVENTS

    On January 5, 1998, the Company sold a building and related land with a carrying amount of $209,000. The Company received cash of $10,000; an 8%, $240,000 first mortgage payable over ten years; and an 8%, $50,000 note and second mortgage payable over ten years. The transaction resulted in a gain of approximately $91,000, which will be deferred and recognized on the installment method until adequate down payment has been received.

    On January 13, 1998, in exchange for 100,000 shares of common stock (as adjusted - see Note D), the Company acquired 100% of the outstanding common stock of Benefit Capital Life Insurance Company (BCLIC) in a business combination accounted for as a purchase. BCLIC is primarily engaged in the sale of life insurance products and is licensed in the state of Louisiana. The results of operations of BCLIC will be included with the results of the Company for periods subsequent to acquisition. Because the Company's common stock was not traded, its fair value was not reliably measurable. Therefore, the cost of the acquisition was estimated through measuring directly the fair values of BCLIC's assets and liabilities. The total cost of the acquisition, as estimated, was approximately $998,000. The following summarized pro forma (unaudited) information assumes the acquisition occurred as of January 1, 1997:

       Revenues                                                 $1,020,580
       Net loss                                                   (555,646)
       Basic and diluted loss per common share                        (.28)

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Benefit Capital Life Insurance Company

We have audited the accompanying balance sheet of Benefit Capital Life Insurance Company, as of December 31, 1997, and the related statements of operations, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Benefit Capital Life Insurance Company, as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Oklahoma City, Oklahoma
April 3, 1998

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                                 BALANCE SHEET

                               December 31, 1997

                               ASSETS
INVESTMENTS
    Debt securities - available for sale (notes A1, B, and G)                              $  705,257
    Short-term investments (notes A1 and G)                                                   103,186
    Policy loans                                                                                5,118        $  813,561
                                                                                           ----------

CASH AND CASH EQUIVALENTS (note A5)                                                                             527,578

RECEIVABLES
    Accrued investment income                                                                  15,461
    Reinsurance recoverable on loss payments                                                   18,233            33,694
                                                                                           ----------

PROPERTY AND EQUIPMENT - AT COST (notes A2 and G)
    Building and improvements                                                                 232,843
    Electronic data processing equipment                                                       22,491
                                                                                           ----------
                                                                                              255,334
       Less accumulated depreciation                                                           84,032
                                                                                           ----------
                                                                                              171,302
    Land                                                                                       25,847           197,149
                                                                                           ----------

OTHER ASSETS
    Deferred policy acquisition costs (note A3)                                               133,506
    Other                                                                                       1,350           134,856
                                                                                           ----------        ----------

                                                                                                             $1,706,838
                                                                                                             ==========

       LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
    Policy reserves and policyholder funds (notes A4 and E)                                $1,156,706
    Accrued and other liabilities                                                               3,225        $1,159,931
                                                                                           ----------

COMMITMENTS AND CONTINGENCIES (note G)                                                                              -

STOCKHOLDER'S EQUITY
                Common stock - $1 par value; authorized, 100,000 shares;
                         issued and outstanding, 100,000 shares                               100,000
    Additional paid-in capital                                                                487,669
    Accumulated deficit                                                                       (40,762)          546,907
                                                                                           ----------        ----------

                                                                                                             $1,706,838
                                                                                                             ==========

         The accompanying notes are an integral part of this statement

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                            STATEMENT OF OPERATIONS

                         Year ended December 31, 1997

Revenues
    Insurance premiums and other considerations (note A3)        $ 164,503
    Net investment income                                           72,713
    Net realized gains on sale of investments                        1,368      $ 238,584
                                                                 ---------

Benefits, losses, and expenses
    Policy benefits                                                168,739
    Decrease in policy reserves                                   (358,259)
    Amortization of deferred policy acquisition costs               93,599
    General, administrative, and other operating                   305,794        209,873
                                                                 ---------      ---------

                  NET EARNINGS                                                  $  28,711
                                                                                =========

        The accompanying notes are an integral part of this statement.

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                       STATEMENT OF STOCKHOLDER'S EQUITY

                         Year ended December 31, 1997

                                                  Additional
                                      Common       paid-in      Accumulated
                                      stock        capital        deficit         Total
                                     --------     ----------    -----------     ---------
Balance at January 1, 1997           $100,000      $487,669      $ (69,473)      $518,196

Net earnings                               -             -          28,711         28,711
                                     --------      --------      ---------       --------

Balance at December 31, 1997         $100,000      $487,669      $ (40,762)      $546,907
                                     ========      ========      =========       ========

        The accompanying notes are an integral part of this statement.

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                            STATEMENT OF CASH FLOWS

                         Year ended December 31, 1997

Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
    Net earnings                                                                                $  28,711
    Adjustments to reconcile net earnings to cash used in operating activities
       Depreciation and amortization                                                               11,280
       Amortization of deferred policy acquisition costs                                           93,599
       Gain on sale of investment securities                                                       (1,368)
       Other                                                                                       19,649
       Increase in
           Accrued investment income                                                               (2,179)
           Other receivables                                                                      (18,233)
           Other assets                                                                              (967)
       Decrease in
           Accrued and other liabilities                                                           (6,497)
           Policy reserves and policyholder funds                                                (390,034)
                                                                                                ---------

                  Net cash used in operating activities                                          (266,039)

Cash flows from investing activities
    Purchases of investments                                                                     (103,186)
    Proceeds from maturities of investments                                                       304,680
    Increase in policy loans                                                                       (5,118)
    Purchase of property and equipment                                                             (2,092)
                                                                                                ---------

                  Net cash provided by investing activities                                       194,284
                                                                                                ---------

                  NET DECREASE IN CASH AND CASH EQUIVALENTS                                       (71,755)

Cash and cash equivalents at beginning of year                                                    599,333
                                                                                                ---------

Cash and cash equivalents at end of year                                                        $ 527,578
                                                                                                =========

        The accompanying notes are an integral part of this statement.

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

    Benefit Capital Life Insurance Company (formerly Cajun National Life Insurance Company) (the Company), a Louisiana corporation, is a wholly-owned subsidiary of Benefit Capital Investment Corporation (BCIC); however, see Note H for change of control subsequent to December 31, 1997. The Company specializes in the sale of life insurance products in Louisiana.

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

    1.    Investments
          -----------

    The Company accounts for investments in debt and equity securities as follows:

    . Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.
    . Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.
    . Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of equity.

               Declines in the fair value of individual securities below cost or amortized cost that are other than temporary result in write-downs included in operations. The specific identification method is followed in determining the cost of securities sold.

    Short-term investments consist primarily of certificates of deposit and are carried at cost, which approximates market.

    2.    Property and Equipment
          ----------------------
    The Company's building is depreciated on the straight-line method over 31.5 years. Other building improvements are depreciated on the straight-line method over 5 to 31.5 years. Subsequent to December 31, 1997, the Company relocated operations to rented facilities in New Orleans, Louisiana, and currently its real estate is held for sale.

    Electronic data processing equipment is depreciated on the straight-line method over five to seven years.

    Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses are recognized based upon the estimated fair value of the asset.

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                               December 31, 1997


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    3.    Recognition of Premium Revenues and Acquisition Costs
          -----------------------------------------------------

    Life insurance premiums are reported as earned when due.

    The costs of writing new business, consisting primarily of commissions and certain costs of policy issuance, are deferred. Deferred policy acquisition costs are amortized over the estimated lives of the policies. Deferred policy acquisition costs are reviewed periodically to insure that the unamortized balance does not exceed those amounts recoverable from future profits.

    4.    Policy Reserves and Policyholder Funds
          --------------------------------------

    Policy reserves are computed using assumptions as to investment yields, mortality, morbidity, withdrawals, and other assumptions based on the Company's experience, modified as necessary to give effect to anticipated trends and to include provisions for possible unfavorable deviations. Reserve interest assumptions are graded and range from 8% to 7.5%. Such liabilities are, for some plans, graded to equal statutory values or cash values at or prior to maturity. Policy benefit claims are charged to expense in the period that the claims are incurred. All insurance-related benefits, losses, and expenses are reported net of reinsurance ceded.

    Policyholder funds represent policy account balances before applicable surrender charges, if any.

    5.    Cash and Cash Equivalents
          -------------------------

    Cash equivalents include money market funds and other highly liquid debt instruments purchased with a maturity of three months or less.

    The Company maintains its cash and cash equivalents in accounts which may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

    6.    Use of Estimates
          ----------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures; accordingly, actual results could differ from those estimates.

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                               December 31, 1997


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    7.    Capital Surplus Requirements
          ----------------------------

    The Company prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the domiciliary state insurance department. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project will likely change, to some extent, prescribed statutory accounting practices, and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements; however, the expected completion date for this project is unknown.

    Statutory accounting practices differ in some respects from generally accepted accounting principles (GAAP). Some of the more significant of these differences are as follows:

       . Aggregate reserves for life policies and contracts are based on statutorily-allowed mortality and interest assumptions, which differ from reserves valued according to GAAP which are based on expected assumptions, including provisions for adverse deviations.
       . Policy acquisition costs, such as commissions, underwriting, and other costs incurred in connection with acquiring new business, are charged to operations as incurred. Under GAAP, these costs are deferred and amortized over the policy term.
       . Certain assets designated as "nonadmitted", if any, are charged to surplus.
       . Deferred income taxes are not provided on temporary differences between the tax bases of assets and liabilities and their amounts for reporting purposes. Under GAAP, deferred taxes, if any, are provided on these differences.
       . Bonds are generally carried at amortized cost for statutory purposes, while GAAP generally requires classification of bonds into held-to-maturity, available-for-sale, and trading categories. Trading securities would be carried at fair value, with unrealized gains and losses included in earnings; available-for-sale securities would be carried at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders equity, net of tax effects; and held-to-maturity securities would be carried at amortized cost.

    The amount of statutory capital and surplus necessary to satisfy regulatory requirements was $300,000 at December 31, 1997 and, at December 31, 1997, its statutory capital and surplus amounted to $472,000.

    The Company cannot declare dividends which exceed the lesser of 10% of statutory capital and surplus or the net gain from operations of the preceding twelve months without the prior consent of the Insurance Department of the State of Louisiana.

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                               December 31, 1997


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    8.    Income Taxes
          ------------

    The Company files a consolidated federal income tax return with BCIC. The Company recognizes current tax expense (benefit) on a separate company basis on estimated amounts payable or refundable on tax returns for the year.

    Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences and carryforwards based on provisions of the enacted tax law. Primary temporary differences relate to policy liabilities and the deferral of policy acquisition costs.

    Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NOTE B - INVESTMENTS

    The amortized cost and estimated market value of debt securities are as follows at December 31, 1997:

                                                                           Gross       Gross      Estimated
                                                            Amortized   unrealized   unrealized     market
                                                              cost        gains        losses       value
                                                            ---------   ----------   ----------   ---------
       Debt securities - available for sale
           U.S. Treasury and other U.S. government
             corporations and agencies                       $605,257    $      -     $      -     $605,257
           Mortgage-backed securities                         100,000           -            -      100,000
                                                             --------    ---------    ---------    --------

                                                             $705,257    $      -     $      -     $705,257
                                                             ========    =========    =========    ========

    The amortized cost and estimated market value of debt securities, by contractual maturity, are shown below at December 31, 1997:

                                                                                                  Estimated
                                                                                      Amortized    market
                                                                                         cost       value
                                                                                      ---------   ---------
       Due after one year through five years                                           $100,584    $100,584
       Due after five years through ten years                                           504,673     504,673
                                                                                       --------    --------
                                                                                        605,257     605,257
       Mortgage-backed securities                                                       100,000     100,000
                                                                                       --------    --------

                                                                                       $705,257    $705,257
                                                                                       ========    ========

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                               December 31, 1997


NOTE B - INVESTMENTS - CONTINUED

    Proceeds from sales of equity securities during 1997 were approximately $4,700. Gross losses of $100 were realized on those sales.

    Debt securities carried at approximately $100,000 were on deposit with regulatory authorities in accordance with statutory requirements at December 31, 1997.

NOTE C - RELATED PARTY TRANSACTIONS

    During 1997, the Company paid BCIC approximately $20,000 relating to management services.

NOTE D - REGULATORY MATTERS

    At periodic intervals, the Insurance Department of the State of Louisiana routinely examines the Company's statutory financial statements as part of their legally prescribed oversight of the insurance industry. Based on these examinations, the regulators can direct that the Company's statutory financial statements be adjusted in accordance with their findings.

NOTE E - REINSURANCE

    The Company reinsures that portion of insurance risk which is in excess of its retention limits. Retention limits range up to $20,000 on life policies.

    Reinsurance does not discharge or diminish the primary liability of the Company on the risks reinsured; however, it does serve to limit the Company's maximum loss on risks. The Company would be liable for the reinsured risks ceded to other companies in the event that reinsurers were unable to meet their obligations.

    At December 31, 1997, reinsurance recoverables on policy reserves were not significant.

NOTE F - INCOME TAXES

    The amounts for deferred tax assets and liabilities are as follows at December 31, 1997:

       Total deferred tax assets                            $  45,266
       Valuation allowance for deferred tax assets            (41,054)
       Total deferred tax liabilities                          (4,212)
                                                            ---------

                         Net                                $      -
                                                            =========

       Decrease in valuation allowance for the year         $     809
                                                            =========

    The Company's effective income tax rate for 1997 is zero primarily because of the small life insurance company deduction and the decrease in valuation allowance.

                    BENEFIT CAPITAL LIFE INSURANCE COMPANY

                               December 31, 1997


NOTE F - INCOME TAXES - CONTINUED

    At December 31, 1997, the Company had operating loss carryforwards of approximately $492,000, which begin expiring in 2011, and will be subject to annual utilization limitations due to the change in control discussed in Note H.

NOTE G - COMMITMENTS AND CONTINGENCIES

    Most states have established guaranty fund associations to ensure that policyholders receive the benefit of the insurance products they have purchased. The guaranty funds receive their funding through assessments to companies which write business in the respective states. The Company is liable for such mandatory assessments upon notification by the states; however, such assessments may be partially recovered through a reduction in future premium taxes.

    The Company is involved in various legal actions relating to its operation. Management believes that losses, if any, arising from such actions will not be material to the Company's financial statements.

    Certain policies issued are considered "registered" policies and require that assets, to the extent of the reserves, be pledged to the Insurance Department of the State of Louisiana. At December 31, 1997, debt securities available for sale, short-term investments, and real estate carried at approximately $505,000, $103,000, and $184,000, respectively, were pledged.

NOTE H - SUBSEQUENT EVENTS

    On January 13, 1998, 100% of the Company's common stock was acquired by Summit Life Corporation (SLC), an Oklahoma corporation. SLC is an insurance holding company that specializes in the sale of annuity products through two life insurance subsidiaries.

================================================================================

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER, TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          __________________________


                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Additional Information................................................      2
Prospectus Summary....................................................      3
Risk Factors..........................................................      6
Use of Proceeds.......................................................     10
Determination of Offering Price.......................................     12
Dividend Policy.......................................................     12
Dilution..............................................................     13
Capitalization........................................................     14
Selected Financial Information........................................     15
Unaudited Pro Forma Consolidated Statement of Operations..............     16
Management's Discussion and Analysis of Financial
   Condition and Results of Operations................................     18
Business..............................................................     22
Management............................................................     31
Certain Transactions..................................................     33
Principal Stockholders................................................     34
Description of Capital Stock..........................................     34
Shares Eligible for Future Sale.......................................     36
Plan of Distribution..................................................     37
Legal Opinions........................................................     38
Experts...............................................................     38
Glossary of Selected Terms............................................     39
Index to Financial Statements.........................................    F-1



                               1,000,000 SHARES



                       [LOGO OF SUMMIT LIFE CORPORATION]


                            SUMMIT LIFE CORPORATION

                                 COMMON STOCK



                              __________________

                                  PROSPECTUS
                              ___________________







                            _________________, 1998


================================================================================

                            SUMMIT LIFE CORPORATION
                      REGISTRATION STATEMENT ON FORM SB-2

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1006(B)(7) of the General Corporation Act of the State of Oklahoma (the "OGCA") authorizes a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care, including acts constituting gross negligence. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty to the corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or executing any transaction from which the director obtained an improper personal benefit.

     Section 1031 of the OGCA empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Further, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

     An indemnification can be made by the corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the OGCA. The indemnification provided by the OGCA shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the OGCA shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

THE REGISTRANT'S CHARTER AND BYLAW PROVISIONS

     The Registrant's First Amended and Restated Certificate of Incorporation
(i) limits its directors' liability for monetary damages to the Registrant and its shareholders for breach of fiduciary duty except under the circumstances outlined in Section 1006(B)(7) of the OGCA as described above, (ii) provides for elimination or limitation of liability to the fullest extent permitted should the OGCA be amended to authorize corporation action further eliminating or limiting the personal liability of directors and (iii) provides for indemnification to the fullest extent permitted by Section 1031 of the OGCA.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the Shares will be borne by the Company. All of the amounts shown are estimates, except the registration fee.

   Securities and Exchange Commission registration fee...........  $ 1,475.00

   Legal fees and expenses.......................................  $70,000.00

   Accounting fees and expenses..................................  $20,000.00

   Printing and engraving expenses...............................  $ 8,000.00

   Blue sky fees and expenses....................................  $ 3,950.00
                                                                   ----------

     TOTAL EXPENSES                                                $  103,425
                                                                   ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following sets forth certain information regarding sales of securities of the Company issued within the past three years, which were not registered pursuant to the Securities Act of 1933, as amended (the "Securities Act").

     There were no sales of securities of the Company in 1995. In September 1996, the Company offered for sale 142,857 shares of Class A common stock, par value $0.50 per share (the "Class A Common Stock"), at a price of $7.00 per share, pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder (the "1996 Offering"). Pursuant to the 1996 Offering, the Company sold for cash 51,943 shares of Class A Common Stock to 15 subscribers. Each subscriber made the following representations: (a) his overall commitment to investments which are not readily marketable is reasonable in relation to his net worth; (b) he is willing and able to bear the economic risk of his investment in the Company, has no need for liquidity in his investment, and is able to sustain a loss of his investment; he has read the Offering Memorandum for purposes of evaluating the risks of investing in the Company; (d) he is purchasing the shares of Class A Common Stock for his own account, for investment and not with a view to resale; (e) that he understands that the securities purchase have not been registered under the Securities Act, or the securities laws of any state in which they may be sold and that their transfer or sale is restricted; and (f) that he understands that the Company's Certificate of Incorporation restricts the sale or transfer of the Class A Common Stock and gives the Company the right of first refusal in the event the owner receives an offer for said shares. No sales commissions were paid in connection with such issuance. The securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D of the Securities Act.

     Additionally, in June 1996, pursuant to the provisions of certain convertible debentures of the Company (the "Convertible Debentures"), James L. Smith and Charles L. Smith were issued an aggregate of 40,664 shares of Class A Common Stock (121,992 shares taking into account the 5 for 2 stock split effected in September 1998). In December 1996, George Leger was issued 15,455 shares of Class A Common Stock for one share of Preferred Stock of CLS Enterprises. In January 1997, Mr. Leger was issued 10,000 shares of Class A Common Stock for the George Leger IRA account. No sales commissions were paid in connection with the above issuances and the securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

     In June 1997, pursuant to the provisions of the Convertible Debentures, James L. Smith and Charles L. Smith issued a promissory note in favor of the Company for the purchase of an aggregate of 34,650 shares of Class A Common Stock. No sales commissions were paid in connection with such issuance. The securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

     On January 13, 1998, pursuant to the terms of that certain acquisition agreement between the Company and Benefit Capital Life Investment Corporation, a Louisiana corporation, the Company issued 40,000 shares of Class A Common Stock for all of the issued and outstanding stock of BCLIC. In April 1998, pursuant to the provisions of the Convertible Debentures, Quinton Hiebert was issued 1,200 shares of Class A Common Stock. No sales commissions were paid in connection with such issuance. The securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

     In April 1998, the following directors, as compensation for services rendered to the Company, were issued the following shares of Class A Common
Stock: (i) 200 shares to Dean Brown; (ii) 228 to Gary Ellis; (iii) 542 to Thomas Sanders; (iv) 228 to Gary Skibicki; (v) 557 to Charles L. Smith; and (vi) 557 to James L. Smith; (vii) 328 to Randal Beach; and (viii) 114 to Russell Graham.
In February 1998, the following directors, as compensation for services rendered to the Company, were issued the following shares of Class A Common Stock: (i) 185 shares to Dean Brown; (ii) 385 to Gary Ellis; (iii) 385 to Thomas Sanders;
(iv) 200 to Gary Skibicki; (v) 385 to Charles L. Smith; (vi) 385 to James L. Smith. No sales commissions were paid in connection with such issuances. The securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS.

  EXHIBIT                                      NAME OF EXHIBIT
                                               ---------------
  NUMBER
  ------

   3.1    First Amended and Restated Certificate of Incorporation

   3.2    First Amended and Restated Bylaws

   4.1**  Specimen Certificate of the Common Stock

   4.2    See Articles V and X of the Company's Certificate of Incorporation and
           Article VI of the Company's Bylaws (included herein as Exhibits 3.1 and 3.2, respectively)

   5.1 Opinion of Day, Edwards, Federman, Propester & Christensen, P.C. as to the legality of the securities being registered

   10.1   Employment Agreement by and between the Company and James L. Smith

   10.2   Employment Agreement by and between the Company and Charles L. Smith

   10.3   Stock Purchase Agreement by and between the Company and BCLIC

   10.4* Stock Purchase Agreement between the Company and Orville Homer Miller etal.


   10.5** Escrow Agreement

   10.6*  Stock Purchase Agreement between the Company and CLS Enterprises, Inc.


   10.7*  Designated Agency Officer Agreement


   21.1   List of subsidiaries

   23.1*  Consent of Grant Thornton LLP, Independent Accountants

   23.2** Consent of Hamilton and Associates, Inc.

   23.3 Consent of Day, Edwards, Federman, Propester & Christensen, P.C. (included in Exhibit 5.1)

   27.1*  Financial Data Schedule

   99.1   Subscription Agreement

   99.2*  Report of Independent Certified Public Accountants, Hamilton and
           Associates, Inc.

      *   Filed herewith.
     **   To be filed by amendment.

ITEM 28.  UNDERTAKINGS.

     1.   The undersigned Registrant hereby undertakes:

     (a) That, for the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (b) That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement of the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    (c) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) include any additional or changed material information on the plan of distribution.

    (d) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination or end of the offering.

     2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereon duly authorized in the City of Oklahoma City, State of Oklahoma, on November 17, 1998.

                              SUMMIT LIFE CORPORATION
                              an Oklahoma corporation


                              By: /s/ Charles L. Smith
                                  -------------------------------------------
                                  Charles L. Smith, President

     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

            NAME AND TITLE                                 DATE
            --------------                                 ----

/s/ *James L. Smith                                   November 17, 1998
----------------------------------------------
James L. Smith,
    Chairman of the Board of Directors and
    Chief Executive Officer (Principal
    Executive Officer)

/s/ Charles L. Smith                                  November 17, 1998
----------------------------------------------
Charles L. Smith,
    President, Chief Operating Officer and
    Director (Principal Executive Officer)

/s/ *Randel Beach                                     November 17, 1998
----------------------------------------------
Randel Beach
    Director and President of BCLIC

/s/ *Dean Brown                                       November 17, 1998
----------------------------------------------
Dean Brown,
    Director

/s/ *Thomas D. Sanders                                November 17, 1998
----------------------------------------------
Thomas D. Sanders
    Director

/s/ Quinton L. Hiebert                               November 17, 1998
----------------------------------------------
Quinton L. Hiebert,
    Vice President, Chief Financial Officer
    and Secretary (Principal Financial Officer)

*By:  Charles L. Smith
    ------------------------------------------
      Attorney in fact